================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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Filed by a Party other than the Registrant [_]

Check the appropriate box:

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                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              The PMI Group, Inc.
--------------------------------------------------------------------------------
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--------------------------------------------------------------------------------
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

                                                             The PMI Group, Inc.



         1996
ANNUAL REPORT


                            [GRAPHIC APPEARS HERE]




                                                        and
                                                         PROXY STATEMENT

The PMI Group, Inc. (PMI Group), through its subsidiary, PMI Mortgage Insurance Co. (PMI), provides private mortgage insurance that insures mortgage lenders against potential losses in the event of borrower default. By covering default risk on residential first mortgage loans, mortgage insurance facilitates the sale of low down payment mortgages in the secondary mortgage market and also expands homeownership opportunities by enabling people to buy a home with a down payment of less than 20 percent. PMI is the nation's third largest mortgage insurer based on 1996 year-end insurance in force.

PMI Group supplements its core mortgage insurance business and enhances its customer relationships through subsidiaries that license its proprietary automated underwriting system, offer contract underwriting and provide title insurance. A leader in mortgage and Electronic Data Interchange technology, PMI was the first mortgage insurer to commercially introduce an automated underwriting and mortgage scoring system.

PMI Group is listed on the New York Stock Exchange and Pacific Exchange under the trading symbol PMA.


                               TABLE OF CONTENTS

                           1   Financial Highlights

                           2   Letter to Shareholders

                           6   Ahead of the curve.(SM)

                           9   Invitation to Annual Meeting
                               of Shareholders

                          10   Notice of Annual Meeting
                               of Shareholders

                          11   Proxy Statement

                          31   Index to Financials

                          63   Board of Directors

                          64   Officers

                          65   Shareholders' Information


Statements in this document relating to future events are considered forward looking. Actual results may differ materially from such statements. Our business depends on risks and uncertainties which are highlighted in our SEC filings.

Financial Highlights


(In thousands)                                    1996        1995        1994
--------------------------------------------------------------------------------
Revenues                                    $   501,424   $  405,040  $   359,985
Net income                                      157,918      135,231      106,132
Total assets                                  1,509,919    1,304,440    1,097,421
Shareholders' equity                            986,862      870,503      687,178


Per Common Share

Net income                                  $      4.51   $     3.85  $      3.03
Dividends                                           .20          .15           --
Book value per share                              28.60        24.87        19.63*
Market value
Closing                                          55 3/8       45 1/4           --
   High                                          60           53 1/2           --
   Low                                           39 7/8       36               --

* Pro forma for 1994.



                           [BAR CHART APPEARS HERE]

           REVENUES               NET INCOME              EARNINGS
          (millions)              (millions)              PER SHARE
'94         $ 360.0                 $ 106.1                 $ 3.03
'95         $ 405.0                 $ 135.2                 $ 3.85
'96         $ 501.4                 $ 157.9                 $ 4.51

                                                         The PMI Group, Inc. [1]

To Our Shareholders


We are very proud to report that PMI Group achieved the key objectives we established for 1996. We created shareholder value through our operating results and newly announced stock repurchase program; we realized market share growth through the relationships we built with our customers; and we helped facilitate homeownership opportunities through our affordable housing and community outreach programs. We also introduced a new marketing theme, Ahead of the curve.(SM), that clearly denotes our ability to anticipate challenges and develop the product solutions our customers have come to expect from us.

1996 Results

Created Shareholder Value. PMI Group achieved several milestones during the year, including:

 . Record net income of $157.9 million
 . Record revenues of over $500 million
 . Nearly $1 billion in shareholder equity
 . Over 700,000 policies in force
 . Inclusion in the S&P MidCap 400

["We created shareholder value through our operating results and newly announced stock repurchase program."]

Our record results produced earnings per share of $4.51, an increase of 17 percent over 1995, while shareholders earned a total return on their investment of 23 percent for the year.

One of the steps we took to create shareholder value was the implementation of our stock repurchase program last year, which is continuing in 1997. The Board of Directors authorized the repurchase of up to $150 million of PMI Group's common stock, and we believe this repurchase program represents a sound use of our capital. To diversify our capital structure and reduce our cost of capital, we raised $100 million in a public debt offering. We also reduced our commitment to quota share reinsurance in our mortgage insurance operations by terminating and commuting our largest reinsurance agreement. These three steps demonstrate we are committed to the disciplined deployment of capital, and to building shareholder value.

Shareholder value was also enhanced through the record earnings of our title insurance subsidiary, American Pioneer Title Insurance Company (APTIC), and by CMG Mortgage Insurance Company (CMG), our joint venture with CUNA Mutual Investment Corporation, which achieved profitability in only its second full year of operation. APTIC's return on equity increased by 21 percent over last year, while CMG continued to increase its mortgage insurance market penetration of the credit union industry.

[2] The PMI Group, Inc.

Increased Market Penetration. For PMI Group, a key to our profitable growth is our core business of mortgage insurance. Last year, we stated that an important goal was to increase our mortgage insurance market share of new insurance written. We're proud to report that was accomplished. Our combined market share for PMI and CMG increased to 14.7 percent, the third highest in the industry.

We improved our market penetration by partnering with our customers and providing them with value-added products that reduced their cost of doing business and enhanced their revenue opportunities. Last year, contract underwriting was a key value-added service we provided to our customers. Sixty percent of the nation's top lenders utilized our contract underwriting services, and we underwrote over 86,000 loans.

["Sixty percent of the nation's top lenders utilized our contract underwriting services."]

Technology products are another key area that exemplify PMI's Ahead of the curve.(SM) theme. Our automated underwriting and mortgage scoring system, pmiAURA(SM), is licensed by six of the nation's top twelve mortgage lenders, and last year these lenders accounted for nearly 20 percent of the mortgage origination market. The pmiAURA(SM) system's competitive advantage is that it can be used to evaluate a full spectrum of loan programs for lenders, including conventional, government and nonconforming loans.

To enhance the value of our automated underwriting system, we introduced the pmiAURA(SM) Score, a comprehensive mortgage score calculated by the pmiAURA(SM) system, which predicts mortgage performance for the life of a loan. The pmiAURA(SM) Score was the first mortgage score to be recognized by four rating agencies as a way lenders and mortgage securities dealers can reduce the amount of credit enhancement needed on certain mortgage-backed securities.

["The pmiAURA(SM) Score was the first mortgage score to be recognized by four rating agencies . . ."]

The improved mortgage insurance market share we experienced last year has recently come under pressure due at least in part to competing products that we chose not to offer. We feel very strongly that obtaining acceptable projected returns on our products is one of the keys to generating long-term profitability.

Facilitated Homeownership Opportunities. PMI is committed to reaching out to new borrower segments by facilitating homeownership opportunities to underserved markets while maintaining its high quality book of business. We believe that

                                                         The PMI Group, Inc. [3]
implemented effectively, our affordable housing and community outreach programs will continue to generate profitable returns. PMI's risk-sharing alliance with Neighborhood Housing Services of America, Inc. (NHSA) is just one example of our partnership effort to expand homeownership opportunities in underserved communities across the nation.

PMI is also committed to working with the nation's state housing agencies to expand homeownership opportunities for low- and moderate-income families. Last year, PMI worked closely with state agencies in Rhode Island, New York, New Hampshire and Massachusetts to craft innovative risk-sharing alliances that made homeownership affordable to hundreds of hard-working families. We also continued our national and local commitment to Habitat for Humanity. PMI's support for Habitat underscores the strength of our personal and corporate commitment to expand homeownership opportunities, and work hand-in-hand with low-income families who have the desire and ability to own homes.

Looking Ahead

We feel there are several market drivers that will help fuel the future growth of the mortgage insurance industry. The nation has realized recent increases in the homeownership rate and these improving trends are supported by the Clinton Administration's goal to increase the homeownership rate to 67.5 percent by the year 2000. We believe much of the future homeownership growth will be fueled by the immigrant population growth and the pent-up demand of people in the 35-and-over age group looking at alternatives to renting. With these market drivers and other favorable demographic trends, we anticipate the low down payment sector will continue to be the fastest growing segment of the mortgage origination market.

["To increase our market position . . . we must develop new strategic pricing options as well as provide standard mortgage insurance and value-added products."]

To prepare for these growth opportunities, we created a five-year plan for PMI Group through the year 2000. Our objective is to maximize shareholder value by focusing on growing our core business of mortgage insurance and increasing the utilization of capital.

Generate Quality Growth. The current priorities in our strategic plan are centered on two issues. First, the nation's top lenders continue to consolidate and, therefore, control a growing percentage of the mortgage origination market. To increase our

[4] The PMI Group, Inc.

market position with the nation's top lenders, we must develop new strategic pricing options as well as provide standard mortgage insurance and value-added products. In addition, we must remain focused on continuing to deliver a full battery of proven, value-added products to our other customer segments. By offering a complete package of mortgage insurance pricing options, value-added products and technology solutions, we anticipate quality growth in all of our customer segments.

Sound Capital Management. Our second priority is a strategy of deploying capital only when the expected returns are accretive to earnings. As shareholders, it is important for you to know that we are committed to long-term profitability and, thus, we will not pursue short-term growth at the cost of sacrificing future returns on capital. We will seek only those growth or investment opportunities that demonstrate attractive returns on capital. Further, our stock repurchase program has been structured as an effective means of returning excess capital to shareholders.

During the first quarter of 1997, we announced the sale of $100 million in new "Capital Securities." This capital was raised to further diversify our capital base and lower our overall cost of capital. To create further value for our shareholders, the proceeds of this sale may be used for additional repurchases of our common stock, financing possible joint ventures or funding investments in subsidiaries of PMI Group.

We remain committed to position PMI Group for future growth in our core business by delivering Ahead of the curve.(SM) solutions to our customers to save time and sharpen their competitive edge. Our future growth will also be maximized with a more focused strategy of capital utilization, including our stock repurchase program, and continual gains in loss mitigation and operating efficiency. We appreciate your support of our efforts, and we look forward to creating additional value for our shareholders in 1997.




/s/ Edward M. Liddy                     /s/ W. Roger Haughton

Edward M. Liddy                         W. Roger Haughton
Chairman of the                         President and
Board of Directors                      Chief Executive Officer

                                                         The PMI Group, Inc. [5]

Ahead of the curve.(SM)

PMI's Ahead of the curve.(SM) theme embodies PMI's long-standing qualities . . . innovative, creative, and resourceful. Since PMI first began operations back in 1973, it has continually sought to develop tangible and effective products that prove to enhance both the bottomline of its customers and its drive to underwrite quality business. Over the years, PMI has led the mortgage insurance industry in introducing a number of innovative products and services to its customers; here are some of those PMI FIRSTS.


Mortgage Industry Challenges in the 1970's

 . Mortgage lending dominated by Savings and Loan industry
 . Record breaking growth in the housing market
 . Decade marked by inflationary real estate prices and swings in financial cycles


PMI Firsts

Regional Offices. PMI was the first mortgage insurer to improve customer service and risk control by establishing regional offices for underwriting and secondary marketing. This met lenders' needs for addressing their individual issues during rapidly changing times. Today, PMI has nineteen offices nationwide, providing local customized service, and is licensed in all fifty states as well as the District of Columbia.

Market Analysis. PMI was the first to provide national and local market information to lenders and real estate agents. Today, through PMI's comprehensive Economic Real Estate Trends report, the mortgage finance industry is kept up-to-date on the economic performance and trends for the top one hundred metropolitan statistical areas (MSAs). This report is available on diskette.

Lender and Realtor(R) Education. PMI was the first mortgage insurer to conduct regular regional seminars for lenders' personnel, builder associations and real estate boards to keep them current on the ever-changing trends and techniques in mortgage financing. Today, PMI continues to actively conduct seminars for lenders and real estate agents. Some major topics include sales and customer service skills, identifying fraud, underwriting self-employed borrowers, and appraisal techniques.

[6] The PMI Group, Inc.

Mortgage Industry Challenges in the 1980's

 . Savings and Loan industry deregulated
 . Competition intensified for mortgage loans
 . Lending practices became more aggressive
 . Deteriorating real estate and economic conditions led to losses in "oil patch" states


PMI Firsts

Automated Underwriting System. PMI revolutionalized the mortgage insurance industry by developing and employing the first automated underwriting system, pmiAURA(SM), to predict the relative likelihood of loan default over the life of the loan. It combines a risk-based, computerized-statistical model with a seasoned database that draws on the experience of more than 1.5 million loans. This system decreases PMI's response time to customers, increases productivity, improves underwriting consistency, and strengthens risk-management capabilities.

New Pricing Structure. Due to losses realized in the "oil patch" states in the mid-1980s, PMI was the first to implement premium rate increases and a territorial pricing structure that accounted for the risks associated with each regional area. After years of experience, PMI has perfected a national pricing strategy that offsets the different loss experiences across the nation to generate consistent profitable returns. PMI was also the first mortgage insurer to reward lenders with discounts for the quality of their business.

Precalculated Coverage. PMI was the first mortgage insurer to create a single premium product, Super Single, that automatically extends coverage until the mortgage amortizes down to 80 percent. This product eliminates the need to determine how many years of coverage should be purchased and thus, cancellation of mortgage insurance is not an issue.

Incontestability Endorsement. PMI was the first mortgage insurer to provide an incontestability endorsement to mortgage lenders. With this endorsement, PMI will not rescind coverage, despite third-party misrepresentations, provided the borrower has made at least 12 regularly scheduled payments. This product was especially important for lenders who originated loans through the expanding mortgage broker segment and, thus, created a marketing advantage for PMI without materially increasing risk.

                                                         The PMI Group, Inc. [7]

Mortgage Industry Challenges in the 1990's

 . Lender consolidation, increased competition and decreased profit margins . Need to improve efficiencies and customer service
 . Pressure to profitably fund loans for low-to moderate-income borrowers

PMI Firsts

Licensed Automated Underwriting System. PMI was the first mortgage insurer to commercially license an automated underwriting system. The system is available for both Windows(TM) (DecisionWise(TM)) and DOS (pmiAURA(SM)) platforms. Customers using pmiAURA(SM) or DecisionWise(TM) for either their government or conventional loans enjoy many benefits: closing loans quickly (now in days instead of months); increasing productivity (as much as 35 percent); increasing underwriting consistency; and reducing the risk of human error. It was also the first automated underwriting system to be licensed by a national non-profit housing organization (i.e. Neighborhood Housing Services of America, Inc.) to underwrite affordable housing loans.

Licensed Lead Generation Product. PMI has increased customers' business with the industry's first fully-automated lead generation system, pmiMORTGAGE-CONNECTION(SM), using a toll-free number to prequalify prospective borrowers. Over 130 customers now license the system which has generated nearly 40,000 leads for mortgage lenders since its launch.

Windows(TM)-based Access to PMI Database. PMI was the first mortgage insurer to allow customers Windows(TM)-based access to loan servicing data. Over 65,000 requests were processed through pmiPC-CONNECT(SM) in its first full year of implementation. This significant increase in efficiency for both PMI and its customers will continue to grow as more lenders are connected to the system.

Paperless Transaction. PMI was the first mortgage insurer to receive an application for insurance electronically through an Electronic Data Interchange
(EDI) link with a lender. These EDI links, through pmiPAPERLESS(SM), reduce the paperwork for both PMI and its customers, streamline the mortgage insurance application process, reduce the number of errors associated with re-entering information, and increase the speed with which PMI is able to underwrite its business. PMI was also the first mortgage insurer to receive an application over the Internet.


Future

The future will provide PMI with new opportunities to demonstrate our ability to create innovative, Ahead of the curve.(SM) solutions for its customers. Whether it's helping customers' find new ways to increase their revenues or improve their efficiency, PMI's goal is to become an integral partner in their business, and by doing so, profitably grow its core mortgage insurance business and create shareholder value.

[8] The PMI Group, Inc.

                                                    INVITATION TO ANNUAL MEETING
                                                                 OF SHAREHOLDERS



April 15, 1997



Dear Shareholder,

You are cordially invited to attend the 1997 Annual Meeting of Shareholders of The PMI Group, Inc. to be held on Tuesday, May 13, 1997, at 9:00 a.m., Pacific Time. The meeting will be held on the 17th floor at the Company's headquarters located at 601 Montgomery Street, San Francisco, California.

We look forward to greeting as many of our shareholders as are able to be with us. As explained in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, the purposes of the meeting are the election of Directors and ratification of the appointment of independent auditors for 1997. Your Board of Directors unanimously recommends that you vote FOR the nominees for Director identified in the proxy statement and FOR ratification of the appointment of the independent auditors. At the meeting, we will report on the state of our business, and there will be an opportunity for you to ask questions.

WHETHER OR NOT YOU EXPECT TO ATTEND, TO ENSURE YOUR REPRESENTATION AT THE MEETING AND THE PRESENCE OF A QUORUM, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY PROMPTLY.


/s/ E. M. Liddy                          /s/ W. Roger Haughton

Edward M. Liddy                          W. Roger Haughton
Chairman of the                          President and
Board of Directors                       Chief Executive Officer


THE PMI GROUP, INC. AND SUBSIDIARIES                                      PAGE 9

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS



TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of The PMI Group, Inc. ("TPG"), a Delaware corporation, will be held on Tuesday, May 13, 1997, at 9:00 a.m., Pacific Time, at 601 Montgomery Street, 17th Floor, San Francisco, California, for the following purposes:

      1.  To elect nine Directors

      2. To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for 1997

      3. To transact such other business as may properly come before the meeting

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only shareholders of record at the close of business on March 31, 1997 ("Record Date") are entitled to notice of and to vote at the meeting and any adjournment thereof.

                                    By Order of the Board of Directors

                                    /s/ Victor J. Bacigalupi

                                    Victor J. Bacigalupi
                                    Senior Vice President
                                    General Counsel and Secretary
                                    April 15, 1997



                             YOUR VOTE IS IMPORTANT
        PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD


PAGE 10                                     THE PMI GROUP, INC. AND SUBSIDIARIES

                                                                 PROXY STATEMENT

This Proxy Statement and the accompanying proxy are being mailed on or about April 15, 1997, in connection with the solicitation of proxies on behalf of the Board of Directors of The PMI Group, Inc. ("TPG"), a Delaware corporation, for use at the Annual Meeting of Shareholders to be held at 9:00 a.m., Pacific Time, May 13, 1997, at 601 Montgomery Street, 17th Floor, San Francisco, California.

TPG's principal executive office is located at 601 Montgomery Street, San Francisco, California 94111. The telephone number at that address is (415) 788-7878.

RECORD DATE AND SHARES OUTSTANDING. The Record Date for determining shareholders entitled to vote at the meeting is March 31, 1997. As of that date, approximately 33,948,300 shares of common stock were outstanding and entitled to be voted at the meeting.

REVOCABILITY OF PROXIES. Proxies are revocable by written notice to the Secretary of TPG at any time prior to their exercise and may also be revoked by signing and delivering a proxy with a later date or by attending the meeting and voting in person.

VOTING AND SOLICITATION. For each matter that may come before the meeting, every shareholder will be entitled to one vote for each share of common stock registered in the shareholder's name on the Record Date. The enclosed proxy is solicited by the Board of Directors of TPG. If the proxy is properly executed and returned, and choices are specified, the shares represented thereby will be voted at the meeting in accordance with those instructions. If no choices are specified, a properly executed proxy will be voted as follows:

FOR -- election to the Board of the nine individuals nominated by the Board of Directors; and

FOR -- ratification of the appointment of Deloitte & Touche LLP as independent auditors for 1997.

Votes cast by proxy or in person at the meeting will be counted by the persons appointed by TPG to act as election inspectors for the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will be counted in the number of votes cast, but do not constitute a vote "for" or "against" any matter. Abstentions, therefore, will be disregarded in the calculation of a plurality for election of Directors and will have the same legal effect as a vote against other matters.

A "broker non-vote" occurs when a broker (or other nominee) does not have authority to vote on a particular matter without instructions and has not received such instructions. The election inspectors will treat broker non-vote shares as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, broker non-vote shares will be disregarded in the calculation of a plurality or of votes cast.

The cost of this solicitation will be borne by TPG. TPG has retained ChaseMellon Shareholder Services to assist in the solicitation of proxies at an estimated fee of $4,000 plus reimbursement of reasonable expenses. In addition, TPG may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies also may be solicited by certain of TPG's Directors, officers and employees, without additional compensation, personally or by telephone or telegram.

TPG's Annual Report to Shareholders for the fiscal year ended December 31, 1996, has been mailed with this document to shareholders. Shareholders should refer to that Annual Report for financial and other information about the activities of TPG. However, the Annual Report to Shareholders is not incorporated by reference into this Proxy Statement and is not to be deemed a part of this Proxy Statement.


THE PMI GROUP, INC. AND SUBSIDIARIES                                     PAGE 11

PROXY STATEMENT


ITEM 1: ELECTION OF DIRECTORS

NOMINEES FOR ELECTION. A board of nine Directors is to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nine nominees named below. All of the nominees, except for James C. Castle and John D. Roach, are presently Directors of TPG. Each person elected shall serve a one-year term as a Director until the next Annual Meeting or until a successor is duly elected and qualified or until his or her earlier death, resignation or removal.

     JAMES C. CASTLE
     DONALD C. CLARK
     W. ROGER HAUGHTON
     WAYNE E. HEDIEN
     EDWARD M. LIDDY
     JOHN D. ROACH
     KENNETH T. ROSEN
     RICHARD L. THOMAS
     MARY LEE WIDENER

Each nominee has consented to being named in this Proxy Statement and has indicated a willingness to serve if elected. However, if at the Annual Meeting any of the nominees named above is not available to serve as a Director (an event that the Board of Directors does not anticipate), the proxies will be voted for the election as Directors for such other person or persons as the Board of Directors may designate, unless the Board of Directors, in its discretion, reduces the number of Directors.

SHAREHOLDER VOTE REQUIRED. Directors shall be elected by a plurality of the votes cast at the meeting. Only votes cast for a nominee will be counted.
Votes cast include votes under proxies that are signed, but that do not have contrary voting instructions. Broker non-votes, abstentions and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will be disregarded in the calculation of a plurality of the votes cast.



THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES
                                                             ---
NAMED ABOVE, AND UNLESS A SHAREHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, THE PROXY WILL BE VOTED FOR THE NOMINEES.


PAGE 12                                     THE PMI GROUP, INC. AND SUBSIDIARIES

NOMINEES FOR DIRECTOR OF TPG

Set forth below for each nominee is certain information, including age as of April 1, 1997, principal occupation, business experience for at least the past five years, the first year elected a Director of TPG, and the Committees of the Board of Directors on which each Director serves.

JAMES C. CASTLE, 60, has been nominated to serve as a Director of TPG. He is currently Chairman and Chief Executive Officer of USCS International, Inc., a leading provider of customer management software and statement presentment services to the global communications industry, positions he has held since joining the company in August 1992. Prior to joining USCS International Inc., Dr. Castle served as Chief Executive Officer and Director of Teradata Corporation from August 1991 through April 1992. Dr. Castle is also on the boards of directors of PAR Technology Corp., ADC Telecommunications, Inc. and Leasing Solutions, Inc.

DONALD C. CLARK, 65, has been a Director of TPG since May 1996. Mr. Clark joined Household International, Inc., a major consumer financial services company, in 1955. He has held a number of managerial and executive positions with that company, including Secretary and Treasurer. He was elected to the board of directors of Household International, Inc., in 1974, President in 1977, Chief Executive Officer in 1982 and Chairman of the Board in 1984. In 1994, he relinquished the title of Chief Executive and in 1996 he relinquished the title of Chairman and retired. He is also on the boards of directors of Armstrong World Industries, Inc., Warner-Lambert Company, Ameritech and Scotsman Industries, Inc., and is a trustee of Clarkson University and Northwestern University. He is a member of the Compensation and Nominating Committee.

W. ROGER HAUGHTON, 49, has been President and Chief Executive Officer of PMI Mortgage Insurance Co. ("PMI"), TPG's principal subsidiary, since January 1993 and was elected to the same positions with TPG in January 1995. Haughton came to PMI in 1985 as Vice President of Underwriting, after 16 years with Allstate Insurance Company ("Allstate"). In 1987, he was promoted to Vice President/General Manager for PMI's Central Zone, responsible for all sales and field office operations in that region. In 1989, he became Group Vice President of Insurance Operations, Claims and Actuarial Services departments. Effective March 1997, Mr. Haughton is scheduled to commence a two-year term as President of the Mortgage Insurance Companies of America ("MICA"), the industry trade association. He is presently serving on the Fannie Mae National Advisory Council for a two-year term. He also has a long history of active volunteerism with various affordable housing organizations, including Habitat for Humanity, and serves on the board of Social Impact. Mr. Haughton has been a Director of TPG since January 1995 and a Director of PMI since May 1990.

WAYNE E. HEDIEN, 63, has been a Director of TPG since January 1995 and was a Director of PMI between February 1983 and May 1990 and between April 1992 and January 1995. Mr. Hedien was the Chairman of the Board of Allstate from July 1989 through December 1994 and was elected to the same positions with The Allstate Corporation in March 1993 in preparation for The Allstate Corporation's initial public offering. He held a variety of senior executive positions with Allstate and its affiliates prior to his retirement from Allstate in December 1994. He is a member of the Audit Committee and the Compensation and Nominating Committee.

EDWARD M. LIDDY, 51, is Chairman of the Board of TPG and was Chairman of the Board of PMI between October 1994 and January 1995. He has been a Director of TPG since January 1995. He is currently the President and Chief Operating Officer of The Allstate Corporation and holds the same positions with Allstate. Prior to joining The Allstate Corporation in August 1994, Mr. Liddy held a variety of senior executive positions with Sears, Roebuck and Co., including Senior Vice President and Chief Financial Officer. Mr. Liddy is also a member of the board of directors of the Kroger Company, one of the largest grocery retailers in the United States.

JOHN D. ROACH, 53, has been nominated to serve as a Director of TPG. He is currently Chairman, President and Chief Executive Officer of Fibreboard


THE PMI GROUP, INC. AND SUBSIDIARIES                                     PAGE 13

PROXY STATEMENT


Corporation, elected positions he has held since joining the company in July 1991. Prior to joining Fibreboard Corporation, Mr. Roach was Executive Vice President of Manville Corporation, a manufacturer of building products, paperboard packaging, fiberglass and industrial minerals. He also served as President of its Mining and Mineral Group and President of Celite Corporation, a wholly owned Manville subsidiary. In addition, Mr. Roach served as President of Manville Sales Corporation, now known as Schuller International, and the Fiberglass and Specialty Products Groups from 1988 to 1989. Mr. Roach first joined Manville Corporation in 1987, serving as Senior Vice President and Chief Financial Officer from 1987 to 1988. Prior to joining Manville, Mr. Roach was a strategy consultant and Vice Chairman of Braxton Associates; Vice President and Managing Director of the Strategic Management Practice for Booz, Allen, Hamilton; and Vice President and Director of the Boston Consulting Group. Mr. Roach is also on the boards of directors of Morrison Knudsen Corporation and Thompson PBE, Inc.

KENNETH T. ROSEN, 48, has been a Director of TPG since January 1995 and was a Director of PMI between October 1993 and January 1995. Dr. Rosen has been a professor of business administration at the Haas School of Business since July 1978, and Chairman of the Fisher Center for Real Estate and Urban Economics since 1979, each at the University of California at Berkeley. He is also President of the Rosen Consulting Group, a real estate and mortgage market consulting firm. Dr. Rosen serves as the Chief Executive Officer of ERE Rosen Real Estate Securities. Dr. Rosen is on the board of directors of Golden West Financial Corporation and Avatar Company. He is Chairman of the Compensation and Nominating Committee and a member of the Audit Committee.

RICHARD L. THOMAS, 66, was elected as a Director of TPG on July 25, 1996. Mr. Thomas is the retired Chairman of First Chicago NBD Corporation and its principal subsidiary, The First National Bank of Chicago. From January 1, 1992 until December 1, 1995, he was Chairman and CEO of First Chicago Corporation, after which he served as Chairman of First Chicago NBD Corporation until May 10, 1996. He is also a Director of CNA Financial Corporation, First Chicago NBD Corporation, IMC Global, Inc., The Sabre Group Holdings, Inc. and Sara Lee Corporation. He is a member of the Audit Committee.

MARY LEE WIDENER, 58, has been a Director of TPG since January 1995 and was a Director of PMI between October 1993 and January 1995. Ms. Widener has been Chief Executive Officer of Neighborhood Housing Services of America, Inc. since May 1974, and also holds the title of President. Ms. Widener is also Chairperson of the board of directors of the Federal Home Loan Bank of San Francisco. She is Chairperson of the Audit Committee and a member of the Compensation and Nominating Committee.

There are no family relationships among any of the aforementioned persons.

Pursuant to an agreement among TPG, PMI, The Allstate Corporation and Allstate, for so long as The Allstate Corporation and its affiliates own at least 30 percent of TPG's common stock, The Allstate Corporation has the right to designate for nomination to TPG's Board of Directors two members of The Allstate Corporation's management. TPG and The Allstate Corporation have agreed to cooperate to cause their respective nominees to be elected to TPG's Board of Directors. To date such right has not been exercised by The Allstate Corporation. See "Transactions with Allstate," below.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS. TPG's Board of Directors held six meetings during 1996. Each Director attended at least 75% of the Board meetings and meetings of committees of which he or she is a member. The Board of Directors has established an Audit Committee and a Compensation and Nominating Committee. The members and chairperson of each committee are determined from time to time by the Board.

The Audit Committee consists of Ms. Widener, Chairperson, Mr. Hedien, Dr. Rosen and Mr. Thomas. The committee held three meetings in 1996. The committee selects a firm of independent certified public accountants to audit the books and accounts of TPG and its subsidiaries for the fiscal


PAGE 14                                     THE PMI GROUP, INC. AND SUBSIDIARIES
year for which they are appointed. In addition, the committee reviews and approves the scope and costs of all services (including nonaudit services) provided by the firm selected to conduct the audit. The committee also monitors the effectiveness of the external and internal audit effort and financial reporting, and inquires into the adequacy of financial and operating controls for TPG and its subsidiaries. The committee coordinates with TPG's Compliance Officer, with respect to statutory and other business ethics matters, and receives periodic reports regarding such matters from the Compliance Officer.

The Compensation and Nominating Committee consists of Dr. Rosen, Chairman, Mr. Clark, Mr. Hedien and Ms. Widener. The committee held five meetings in 1996. The committee makes recommendations to the Board with respect to the administration of the salaries, bonuses and other compensation to be paid to the officers and other employees of PMI and TPG and acts as administrator for the Equity Incentive Plan. The committee also advises the Board with respect to the size and composition of the Board and recommends prospective Directors to assist in creating a balance of knowledge, experience and capability on the Board. The committee also reviews the management organization of TPG.

DIRECTORS' COMPENSATION AND BENEFITS. Directors who are employees of TPG or its subsidiaries do not receive additional compensation for their services as Directors. Each Director who is not an employee of TPG or any of its subsidiaries ("Non-Employee Director") receives fees for his or her service as a Director. Each such Non-Employee Director receives an annual retainer of $22,000. Committee Chairs receive an additional annual retainer of $2,000. Directors are reimbursed for reasonable expenses to attend meetings.

Under the Directors' Deferred Compensation Plan, each Non-Employee Director may defer receipt of his or her retainer fees. The minimum permitted deferral is $5,000. All amounts deferred are deemed to be invested in phantom shares of TPG's common stock. On any date, the value of each share of phantom stock will equal the fair market value of a share of common stock, including reinvestment of any dividends. At the time when a Director makes a deferral election, he or she also must elect the time and method for payment of the deferred amounts. Phantom shares will be paid in cash.

Under TPG's Stock Plan for Non-Employee Directors (the "Directors Plan"), each Non-Employee Director is awarded annually up to 300 shares of common stock. In the initial year as a Director, the shares are prorated (based on months of service between June 1 and May 31) and are awarded as soon as administratively practicable after the Director joins the Board. Thereafter, shares are awarded as of the first business day in June of each year (assuming that he or she remains an eligible Non-Employee Director). Each Non-Employee Director may receive only one award of common stock during any calendar year. The number of shares awarded to any Non-Employee Director will be reduced as necessary so that the fair market value of the shares on the date of award does not exceed $30,000. The Directors Plan also provides for an annual cash payment to each Non-Employee Director in an amount equal to the estimated tax liability from the award of the shares.

The Directors Plan also annually grants each Non-Employee Director an option to purchase up to 1,500 shares of common stock (up to 3,000 shares for the initial year as a Director). In the initial year as a Director, the annual option grant is prorated (based on months of service between June 1 and May 31) and is granted as soon as administratively practicable after the Director joins the Board. Thereafter, options are granted as of the first business day in June of each year (assuming that he or she remains an eligible Non-Employee Director). The exercise price of each such option is 100 percent of the fair market value on the date of grant of the shares covered by the option. Each such option becomes exercisable in three equal installments, commencing on the first anniversary of the grant date (assuming the Non-Employee Director remains on the Board on such anniversary date, otherwise any unexercisable portion of the option will be forfeited). All options granted to Non-Employee Directors have a term of no greater than 10 years from the date of grant. If a Director terminates service on the Board prior to an option's normal expiration date, the period of exercisability of the option will be shorter, depending upon the reason for the termination.


THE PMI GROUP, INC. AND SUBSIDIARIES                                     PAGE 15

PROXY STATEMENT


In order to more closely align the interest of Non-Employee Directors with those of TPG's shareholders, the Board has adopted a policy regarding common stock ownership by Non-Employee Directors. Each Non-Employee Director is expected to own by the fifth anniversary of serving on the Board, the equivalent number of shares of TPG's Common Stock representing five times the annual retainer fee. The following table sets forth the fees and other compensation benefits paid to all Non-Employee Directors.


               NON-EMPLOYEE DIRECTORS' COMPENSATION AND BENEFITS
================================================================================

                                ANNUAL           INITIAL GRANT             ANNUAL GRANT            ANNUAL GRANT
                               RETAINER              OF TPG                  OF TPG                   OF TPG
                                FEES/1/         STOCK OPTIONS/2/         STOCK OPTIONS/3/         COMMON SHARES/4/
------------------------------------------------------------------------------------------------------------------
Board Members                   $22,000           3,000 shares            1,500 shares               300 shares

Committee Chairman,
Audit and Compensation
and Nominating Committees       $ 2,000                N/A                     N/A                       N/A
------------------------------------------------------------------------------------------------------------------

Note: Grants will be made under the Directors Plan.

/1/ Under the Directors' Deferred Compensation Plan, each Non-Employee Director may elect to defer up to 100% of the fees and other cash compensation that he or she may receive from TPG in the form of cash for service as a Director (but in no case may a Director defer less than $5,000 for the year in question.) The deferred amount will be deemed to be invested in phantom shares of TPG common stock. Amounts deferred are payable at the Director's option on a fixed future date or upon retirement from the Board. Payment of amounts deferred will be made either in lump sum or in equal installments spread over three, five or ten years.
/2/ Granted only in the initial year of joining the Board. The stock option vests in three equal installments on the first, second and third anniversaries of the grant. The exercise price is equal to the fair market value on the date of the grant.
/3/ Granted after the initial year of joining the Board for each subsequent full year of service. The stock option vests in three equal installments on the first, second and third anniversaries of the grant. The exercise price is equal to the fair market value on the date of the grant.
/4/ Granted for each full year of service, prorated for service of less than one year, and not to exceed $30,000 in fair market value on the date of the grant. Directors will also receive an amount equal to a Director's tax liability resulting from the stock grant.
================================================================================


PAGE 16                                     THE PMI GROUP, INC. AND SUBSIDIARIES

EXECUTIVE OFFICERS OF TPG

Set forth below is certain information regarding the named executive officers of TPG as of December 31, 1996, including age as of April 1, 1997, and business experience for at least the past five years.

W. ROGER HAUGHTON, 49, President and Chief Executive Officer of TPG and PMI. See ITEM 1, NOMINEES FOR DIRECTOR OF TPG.

L. STEPHEN SMITH, 47, has been Executive Vice President of Marketing and Field Operations of PMI since May 1994 and was elected to the same positions with TPG in January 1995. Prior thereto, he was PMI's Senior Vice President of Field Operations from September 1993 to May 1994, Senior Vice President of Marketing and Customer Technology from December 1991 to September 1993 and Vice President/General Manager of PMI's Eastern Zone from September 1985 to December 1991.

JOHN M. LORENZEN, JR., 52, has been Executive Vice President and Assistant Secretary of PMI since May 1994 and Chief Financial Officer of PMI since April 1989, and was elected to the same positions with TPG in January 1995. Prior thereto, he was PMI's Senior Vice President from April 1989 to May 1994 and Vice President of Finance from April 1985 to April 1989.

CLAUDE J. SEAMAN, 50, has been Executive Vice President of Insurance Operations and Assistant Secretary of PMI since May 1994, and was elected to the same positions with TPG in January 1995. Prior thereto, he was PMI's Senior Vice President of Insurance Operations from March 1993 to May 1994, Vice President of Claims from December 1991 to March 1993 and Vice President of Underwriting from January 1987 to December 1991.

BRADLEY M. SHUSTER, 42, has been Senior Vice President, Treasurer and Chief Investment Officer of PMI since August 1995, and was elected to the same position with TPG in September 1995. Prior thereto, he was an audit partner with the accounting firm of Deloitte & Touche LLP from May 1988 to July 1995.


THE PMI GROUP, INC. AND SUBSIDIARIES                                     PAGE 17

PROXY STATEMENT


SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND
MANAGEMENT

The following table sets forth, as of March 31, 1997, unless otherwise noted, certain stock ownership information regarding all shareholders known by TPG to be the beneficial owners of five percent or more of TPG's common stock, each nominee and current Director of TPG, each Named Executive Officer named in the 1996 Summary Compensation Table herein, and all Directors and executive officers as a group. For purposes of this table, a beneficial owner is generally any person or entity that directly, indirectly, or through a family relationship has or shares the power to vote or direct the vote of the shares, has the power to trade or dispose of the shares, or has the right to acquire the ownership of any shares at any time within 60 days through the exercise of any option, warrant, right, or convertible security.


                           OWNERSHIP OF COMMON STOCK

============================================================================================================================
                                            COMMON STOCK                                     NOTES
                                          BENEFICIALLY OWNED
                                      -------------------------
                                         NUMBER    PERCENTAGE
                                       OF SHARES   OF CLASS/1/
----------------------------------------------------------------------------------------------------------------------------
BENEFICIAL OWNER                                                    *   Less than 1%
----------------                                                    /1/ As of March 31, 1997, there were outstanding
The Allstate Corporation/2/             10,560,000      30.17%          33,948,300 shares of common stock, the only
  2775 Sanders Road                                                     class of voting stock of TPG.
  Northbrook, Illinois 60062-6127                                   /2/ Based on Schedule 13G filed with the Securities
                                                                        and Exchange Commission ("SEC") on February 26,
                                                                        1997. The Allstate Corporation held sole voting
AXA Assurances I.A.R.D. Mutuelle/3/      3,488,227       9.90%          and sole disposition power as to 10,560,000
  c/o The Equitable Companies Incorp.                                   shares. According to the filing, Allstate, a
  787 Seventh Avenue                                                    wholly owned subsidiary of The Allstate
  New York, NY 10019                                                    Corporation, is the beneficial owner of 10,541,600
                                                                        shares of common stock. The Allstate Retirement
                                                                        Plan owns 10,300 shares of common stock. The
The Prudential Insurance                 2,196,703       6.27%          Allstate Agents Pension Plan owns 8,100 shares of
  Company of America/4/                                                 common stock. The Allstate Retirement Plan and The
  Prudential Plaza                                                      Allstate Agents Pension Plan are employer
  751 Broad Street                                                      sponsored retirement plans. The Allstate
  Newark, NJ  07102-3777                                                Corporation disclaims beneficial ownership with
                                                                        respect to shares held by The Allstate Retirement
                                                                        Plan and The Allstate Agents Pension Plan. By
DIRECTORS AND NOMINEES                                                  virtue of the affiliated relationship between
----------------------                                                  Allstate and The Allstate Corporation, each of
James C. Castle                              1,000     *                them may be deemed the beneficial owners of the
Donald C. Clark/5/                           1,300     *                common stock.
W. Roger Haughton/6/                        49,068     *            /3/ Based on Schedule 13G Amendment No. 2 filed with
Wayne E. Hedien                              2,583     *                the SEC on February 12, 1997, AXA Assurances
Edward M. Liddy/5/                           1,300     *                I.A.R.D. Mutuelle ("AXA") held sole voting power
John D. Roach                                1,000     *                as to 2,925,127 of such shares and held shared
Kenneth T. Rosen/7/                          1,383     *                voting power as to 49,900 of such shares, and sole
Richard L. Thomas                            2,500     *                dispositive power as to 3,488,227 shares.
Mary Lee Widener                             1,383     *                According to the filing, AXA has no shared
                                                                        dispositive power over such shares.
                                                                    /4/ Based on Schedule 13G filed with the SEC on
OTHER EXECUTIVE OFFICERS                                                January 29, 1997, The Prudential Insurance Company
------------------------                                                of America ("Prudential") held sole voting and
L. Stephen Smith/8/                         21,765     *                sole dispositive power as to 207,700 of such
John M. Lorenzen, Jr/9/                     20,836     *                shares, held shared voting power as to 1,892,250
Claude J. Seaman/10/                        19,496     *                of such shares, and shared dispositive power as to
Bradley M. Shuster/11/                       1,683     *                1,950,250 of such shares. Management believes that
George G. Breed/12/                         23,557     *                2,030,900 shares believed to be held by Jennison
                                                                        Associates Capital Corporation, a subsidiary of
                                                                        Prudential, are included in the total shares
ALL DIRECTORS AND EXECUTIVE OFFICERS                                    reported by Prudential.
AS A GROUP (14 PERSONS)/13/                148,854     *            /5/ Does not include 513 shares of common stock
                                                                        equivalents arising from Director's election to
                                                                        defer payment of Director's fees pursuant to the
                                                                        Directors' Deferred Compensation Plan.
                                                                    /6/ Includes options to purchase 47,083 shares of
                                                                        common stock exercisable within 60 days of March
                                                                        31, 1997 and 485 shares of common stock deemed
                                                                        owned under The PMI Group, Inc. Savings and Profit
                                                                        Sharing Plan ("401(k) Plan").
                                                                    /7/ Does not include 559 shares of common stock
                                                                        equivalents arising from Director's election to
                                                                        defer payment of Director's fees pursuant to the
                                                                        Directors' Deferred Compensation Plan.
                                                                    /8/ Includes options to purchase 21,278 shares of
                                                                        common stock exercisable within 60 days of March
                                                                        31, 1997 and 487 shares of common stock deemed
                                                                        owned under the 401(k) Plan.
                                                                    /9/ Includes options to purchase 20,350 shares of
                                                                        common stock exercisable within 60 days of March
                                                                        31, 1997 and 486 shares of common stock deemed
                                                                        owned under the 401(k) Plan.
                                                                    /10/Includes options to purchase 19,011 shares of
                                                                        common stock exercisable within 60 days of March
                                                                        31, 1997 and 485 shares of common stock deemed
                                                                        owned under the 401(k) Plan.
                                                                    /11/Includes options to purchase 1,567 shares of
                                                                        common stock exercisable within 60 days of March
                                                                        31, 1997 and 116 shares of common stock deemed
                                                                        owned under the 401(k) Plan.
                                                                    /12/Includes options to purchase 22,071 shares of
                                                                        common stock exercisable within 60 days of March
                                                                        31, 1997 and 486 shares of common stock deemed
                                                                        owned under the 401(k) Plan. Mr. Breed retired
                                                                        from TPG on December 31, 1996 and, in connection
                                                                        therewith, relinquished his executive officer
                                                                        position on November 20, 1996. See"Retirement
                                                                        Agreement" below.
                                                                    /13/Includes options to purchase 109,289 shares of
                                                                        common stock exercisable within 60 days of March
                                                                        31, 1997.
============================================================================================================================


PAGE 18                                     THE PMI GROUP, INC. AND SUBSIDIARIES

EXECUTIVE COMPENSATION. Except as otherwise indicated, the following 1996 Summary Compensation Table sets forth information on compensation for 1996 for the Chief Executive Officer and for each of the five most highly compensated executive officers (collectively the "Named Executive Officers") of TPG.

                        1996 SUMMARY COMPENSATION TABLE

====================================================================================================================================

                                              ANNUAL COMPENSATION                          LONG-TERM COMPENSATION
                                         --------------------------      -----------------------------------------------------------
                                                                                    AWARDS
                                                                         ------------------------------
                                                                         RESTRICTED       SECURITIES
                                                                           STOCK          UNDERLYING        LTIP        ALL OTHER
                                         YEAR    SALARY     BONUS/1/     AWARDS/2/      OPTIONS/SARS/3/  PAYOUTS/4/  COMPENSATION/5/


W. ROGER HAUGHTON
  President and                          1996   $400,000   $199,001       $      0           20,300       $      0         $5,580
  Chief Executive Officer                1995   $223,667   $ 95,080        288,000           37,785        114,744          3,780
L. STEPHEN SMITH
  Executive Vice President
  of Marketing & Field                   1996    210,100     94,072              0            8,900              0          5,580
  Operations                             1995    185,752     71,075              0           24,735         56,118          3,780
JOHN M. LORENZEN, JR.
  Executive Vice President,
  Chief Financial Officer                1996    200,096     89,593              0            8,500              0          5,580
  and Assistant Secretary                1995    169,521     76,329              0           24,105         50,582          3,780
CLAUDE J. SEAMAN
  Executive Vice President
  of Insurance Operations                1996    170,998     68,057              0            5,800              0          5,580
  and Assistant Secretary                1995    154,286     66,657              0           23,541         45,924          3,780
BRADLEY M. SHUSTER
  Senior Vice President,
  Treasurer and                          1996    153,315     66,606              0            3,600              0          2,376
  Chief Investment Officer               1995     67,750     53,660              0            1,100              0              0
GEORGE G. BREED/6/
  Senior Vice President,                 1996    170,000     59,203              0            4,000              0          5,580
  Secretary and General Counsel          1995    158,739     68,237              0           22,071         47,765          3,780
------------------------------------------------------------------------------------------------------------------------------------

Note: Executives also receive tax preparation assistance, automobile allowance and reimbursed parking.
/1/  Bonus amounts shown for 1996 were earned during 1996 and paid in 1997.
/2/ No restricted stock awards were made in 1996. On December 31, 1996, Mr. Haughton held 6,000 shares of restricted common stock, which had a market value of $332,280 valued at the closing stock price of the common stock on the New York Stock Exchange on December 31, 1996 of $55.38 per share. The shares were granted on November 15, 1996 and vest in three equal installments on November 15, 1998, November 15, 1999 and November 15, 2000.
/3/ In February 1995, Mr. Haughton was granted options under The Allstate Corporation Equity Incentive Plan that automatically converted into options to purchase 7,785 shares of common stock in April 1995.
/4/ Included in the 1995 amount for Mr. Haughton is $62,613 that was earned for the three-year period ended 1995 and paid in 1996 under The Allstate Corporation Long-Term Incentive Plan.
/5/ Represents employer-matching contributions to the Named Executive Officer's account under The PMI Group, Inc. Savings and Profit Sharing Plan, a "401(k)" Plan.
/6/ Mr. Breed retired from TPG on December 31, 1996 and in connection therewith, relinquished his executive officer position on November 20, 1996. See "Retirement Agreement", below.

================================================================================

OPTION GRANTS. The following table is a summary of all TPG stock options granted to the Named Executive Officers during 1996. Individual grants are listed separately for each Named Executive Officer. In addition, this table shows the potential gain that could be realized if the fair market value of TPG's Common Stock were to appreciate at either a 5 percent or 10 percent annual rate over the period of the option term.

                           OPTION/SAR GRANTS IN 1996

====================================================================================================================================
                                                                                                    POTENTIAL REALIZABLE VALUE AT
                                             % OF TOTAL OPTIONS/                                    ASSUMED ANNUAL RATES OF STOCK
                          NUMBER OF SHARES     SARS GRANTED TO      EXERCISE                      PRICE APPRECIATION FOR OPTION TERM
                         UNDERLYING OPTION/   ALL EMPLOYEES IN       PRICE         EXPIRATION     ----------------------------------
                          SARS GRANTED/1/        FISCAL YEAR/2/     ($/SHARE)         DATE                5%                10%
------------------------------------------------------------------------------------------------------------------------------------

W. Roger Haughton              20,300             21.8 %            $45.88           3/04/06           $585,666         $1,484,193
L. Stephen Smith                8,900               9.5              45.88           3/04/06            256,770            650,705
John M. Lorenzen, Jr.           8,500               9.1              45.88           3/04/06            245,230            621,460
Claude J. Seaman                5,800               6.2              45.88           3/04/06            167,333            424,055
Bradley M. Shuster              3,600               3.9              45.88           3/04/06            103,862            263,207
George G. Breed                 4,000               4.3              45.88          12/31/96                  0                  0
------------------------------------------------------------------------------------------------------------------------------------


/1/ The options have a per share exercise price equal to the fair market value of a share of common stock on the grant date and vest in three equal installments on the first, second and third anniversaries of the grant. No SARs were granted during 1996. The required exercise price and tax withholding may be paid in shares of common stock.
/2/ Represents percentage of total options to purchase common stock granted under The PMI Group, Inc. Equity Incentive Plan ("Equity Incentive Plan") to employees of TPG and its subsidiaries during 1996.
================================================================================


THE PMI GROUP, INC. AND SUBSIDIARIES                                     PAGE 19

PROXY STATEMENT


The following table shows stock options that were exercised by the Named Executive Officers during 1996 and the number of shares and value of grants outstanding as of December 31, 1996 for each of the Named Executive Officers. No SARs were exercised by the Named Executive Officers during 1996.

                        AGGREGATED OPTION/SAR EXERCISED

=================================================================================================================================
                                                              NUMBER OF SECURITIES UNDERLYING          VALUE OF UNEXERCISED
                                                                 UNEXERCISED OPTIONS/SARS            IN-THE-MONEY OPTIONS/SARS
                                                                     AT FISCAL YEAR END                 AT FISCAL YEAR END/1/
                            SHARES ACQUIRED       VALUE       -------------------------------       -----------------------------
                              ON EXERCISE       REALIZED       EXERCISABLE     UNEXERCISABLE        EXERCISABLE     UNEXERCISABLE
---------------------------------------------------------------------------------------------------------------------------------

W. Roger Haughton                 0              $     0          27,116           46,095             $618,877         $765,060
L. Stephen Smith                  0                    0          10,066           25,390              218,548          437,024
John M. Lorenzen, Jr.             0                    0           9,481           24,570              205,346          424,246
Claude J. Seaman                  0                    0           9,230           21,494              199,864          390,559
Bradley M. Shuster                0                    0             367            4,333                2,386           38,965
George G. Breed                 900               11,181          22,071                0              471,878                0
---------------------------------------------------------------------------------------------------------------------------------
1 Value is based on the closing price of the Common Stock on the New York Stock Exchange on December 31, 1996 of $55.38 per share.
=================================================================================================================================

LONG-TERM INCENTIVE PLAN AWARDS. The following table is a summary of the performance share awards that were made to the Named Executive Officers during 1996. The performance shares will vest only if TPG's 1996, 1997 and 1998 goals for net operating income per share and return on equity are achieved. There can be no assurance that any such targets actually will be achieved, and therefore, there can be no assurance that any performance shares actually will vest and become payable. No estimate or assumption in this table is a forecast of TPG's future performance. For each performance share that vests, the Named Executive Officer will receive one share of common stock (subject to any adjustments for any changes in the common stock) or a cash payment in an amount equal to the fair market value thereof. If a Named Executive Officer terminates employment before the end of the performance period, the number of performance shares otherwise payable to him or her may be reduced or forfeited entirely, depending upon the reason for the termination.

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

========================================================================================================================

                                                                                         ESTIMATED FUTURE PAYOUTS UNDER
                                                                                          NON-STOCK PRICED BASED PLANS
                                                                                              (NUMBER OF SHARES)/3/
                                NUMBER OF SHARES,         PERFORMANCE OR               ---------------------------------
                                 UNITS, OR OTHER           OTHER PERIOD                THRESHOLD     TARGET     MAXIMUM
                                   Rights/1/           MATURATION OR PAYOUT/2/            (#)          (#)        (#)
------------------------------------------------------------------------------------------------------------------------
W. Roger Haughton                     4,200                  1996-1998                    2,100       4,200      8,400
L. Stephen Smith                      1,800                  1996-1998                      900       1,800      3,600
John M. Lorenzen, Jr.                 1,700                  1996-1998                      850       1,700      3,400
Claude J. Seaman                      1,200                  1996-1998                      600       1,200      2,400
Bradley M. Shuster                      750                  1996-1998                      375         750      1,500
George G. Breed                         800                  1996-1998                      400         800      1,600

/1/ Represents the target number of performance shares granted to each Named Executive Officer during 1996 under The PMI Group, Inc. Equity Incentive Plan.
/2/ The performance period runs from January 1, 1996 through December 31, 1998. /3/ The threshold number of shares is awarded for obtaining the minimum goals, target shares are awarded for obtaining 100% of the goals and the maximum number of shares is awarded for exceeding the target goals by a preset amount.
================================================================================


PAGE 20                                     THE PMI GROUP, INC. AND SUBSIDIARIES

RETIREMENT AGREEMENT. In connection with Mr. Breed's retirement from TPG at December 31, 1996, TPG entered into an agreement in May 1996 ("Agreement"), pursuant to which he relinquished his positions as Senior Vice President, General Counsel and Secretary of TPG effective November 20, 1996 and resigned as an active employee of TPG and its subsidiaries effective December 31, 1996.

Under the Agreement, Mr. Breed will be paid $14,167 per month during 1997 and will receive medical, dental and vision benefits and use of a PMI car during that period. Mr. Breed received $59,203 as a bonus in February 1997 in accordance with the terms of the annual incentive compensation plan for the 1996 performance year. Mr. Breed will have until March 31, 1998 to exercise remaining stock options covering 22,071 shares granted to him on April 10, 1995. Any and all other awards to Mr. Breed under the Equity Incentive Plan were forfeited upon execution of the Agreement.

CHANGE OF CONTROL. For stock options granted or performance shares awarded during 1997, a recipient will have the right to receive accelerated vesting of 100 percent of such options or awards in the event of a "Change of Control" (as generally defined below). For purposes of the 1997 grants and awards, a "Change of Control" generally includes: (a) any acquisition of 10 percent or more of TPG's outstanding common shares; (b) a change in the majority of the Directors of TPG that is not approved by a majority of the incumbent Directors; (C) consummation of a merger, consolidation, reorganization, sale or exchange of substantially all assets or dissolution of TPG ("extraordinary corporate transaction"); or (d) approval by the shareholders of an extraordinary corporate transaction.

Notwithstanding the above, with respect to acquisition of 10% more of TPG's outstanding common shares, Change of Control shall not include: (i) TPG;
(ii) any subsidiary of TPG; (iii) any employee benefit plan of TPG or any subsidiary, or any entity holding common shares for, or pursuant to, the terms of any such plan; (iv) The Allstate Corporation and its subsidiaries, and their respective successors, pending such time that Allstate distributes or transfers its current ownership interest in the outstanding TPG common stock as contemplated by the Prospectus dated April 10, 1995 relating to the initial public offering of the common stock of TPG.

GENERAL COMPENSATION AND BENEFIT PLANS. TPG's Named Executive Officers participate in certain stock option, retirement and profit-sharing plans sponsored by TPG, some of which are intended to qualify for tax-favored treatment under the Internal Revenue Code, as amended ("Code"). These plans include the Equity Incentive Plan, The PMI Group, Inc. Retirement Plan ("Retirement Plan"), a defined benefit pension plan intended to qualify under
Section 401(a) of the Code, and a nonqualified The PMI Group, Inc. Supplemental Employee Retirement Plan ("SERP"), designed to provide benefits in excess of those permitted to be provided under the Retirement Plan because of the Code limitations described below. The Named Executive Officers are also eligible to participate in The PMI Group, Inc. Savings and Profit-Sharing Plan ("401(k) Plan"), a defined contribution plan intended to qualify under Section 401(a) of the Code. TPG also makes matching and discretionary contributions to the 401(k) Plan.

The pension benefit under the Retirement Plan and SERP is based on the executive's average of his or her five highest consecutive years' compensation. Credited service under the Retirement Plan includes only service after the completion of TPG's initial public offering in April 1995 (up to a maximum of 35 years). Benefits are computed on a straight-line annuity basis and are not subject to deduction for Social Security or other offset amounts.

Compensation under the Retirement Plan and SERP is based upon the total annual cash compensation (up to $160,000 for 1996, as limited by the Code) for services rendered to PMI and its affiliates, including pre-tax deferrals, but excluding items such as certain incentive and long-term executive compensation plan awards, the value of stock awards and employer contributions to profit sharing plans. Covered compensation under the Retirement Plan in 1996 (without Code limitations) was $611,327, $338,680, $328,449, $285,075, $170,000 and
$203,226 for Messrs. Haughton, Smith, Lorenzen, Seaman, Breed and Shuster, respectively. As of


THE PMI GROUP, INC. AND SUBSIDIARIES                                     PAGE 21

PROXY STATEMENT


December 31, 1996, Messrs. Haughton, Smith, Lorenzen, Seaman, Breed and Shuster had approximately 27, 18, 12, 21, 23 and 1 years of credited service, respectively, under the SERP. Messrs. Haughton, Smith, Lorenzen, Seaman and Breed each had 1.667 years of credited service under the Retirement Plan. Mr. Shuster had 1.417 years of credited service under the Retirement Plan. Credited service for the SERP includes all service with TPG, Sears, Roebuck and Co., and Allstate.

The following table indicates the annual benefits the Named Executive Officers would receive at their normal retirement date if they continue as TPG employees at the specified levels of compensation and for the years of credited service under the combined formulas of the Retirement Plan and the SERP.

                               PENSION PLAN TABLE
================================================================================

REMUNERATION                                YEARS OF SERVICE
                      ----------------------------------------------------------
                          15           20         25           30        35
--------------------------------------------------------------------------------
  $ 175,000           $ 55,000     $ 74,000    $ 92,000   $110,000   $129,000
    200,000             63,000       85,000     106,000    127,000    148,000
    225,000             72,000       96,000     120,000    143,000    167,000
    250,000             80,000      107,000     133,000    160,000    187,000
    275,000             88,000      118,000     147,000    176,000    206,000
    300,000             96,000      129,000     161,000    193,000    225,000
    325,000            105,000      140,000     175,000    209,000    244,000
    350,000            113,000      151,000     188,000    226,000    264,000
    375,000            121,000      162,000     202,000    242,000    283,000
    400,000            129,000      173,000     216,000    259,000    302,000
    425,000            138,000      183,000     229,000    275,000    321,000
    450,000            146,000      194,000     243,000    292,000    340,000
    475,000            154,000      205,000     257,000    308,000    359,000
    500,000            162,000      216,000     271,000    325,000    379,000
    525,000            171,000      227,000     284,000    341,000    398,000
    550,000            179,000      238,000     298,000    358,000    417,000
    575,000            187,000      249,000     312,000    374,000    436,000
    600,000            195,000      260,000     326,000    391,000    456,000
    625,000            204,000      271,000     339,000    407,000    475,000
--------------------------------------------------------------------------------

Note: Assumes age 65 normal retirement. Amounts represent total annual benefit payable under both the Retirement Plan and the SERP.
================================================================================


PAGE 22                                     THE PMI GROUP, INC. AND SUBSIDIARIES

REPORT OF THE COMPENSATION
AND NOMINATING COMMITTEE

The following Report of the Compensation and Nominating Committee and related disclosure, including the Performance Graph, shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent TPG specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

This report is provided by the Compensation and Nominating Committee of the Board of Directors to assist shareholders in understanding the Committee's objectives and procedures in establishing the compensation of TPG's Chief Executive Officer and other senior TPG officers.

To the Shareholders of The PMI Group, Inc.:

As members of the Compensation and Nominating Committee ("Committee") of the Board of Directors, it is our responsibility to review and set compensation levels of the Named Executive Officers of TPG, evaluate the performance of management and consider management succession and related matters.

The Committee is composed of independent, non-employee members of the Board of Directors who are not eligible to participate in any of the executive compensation programs of TPG. The Committee met five times in 1996. The Committee has from time to time used independent compensation consultants to assist it in developing an executive compensation philosophy and specific compensation plans and policies to support that philosophy. Working with such firms, the Committee has developed and approved an executive compensation philosophy, as well as base salary, annual incentive and long-term incentive awards for the 1996 fiscal year.

COMPENSATION PHILOSOPHY. TPG's compensation philosophy is to tie total compensation for executives closely to the creation of shareholder value. This philosophy is supported through competitive base salaries that are targeted at the 50th percentile among a group of peer companies from several insurance and financial service industry sectors in which TPG competes for executive talent, through an annual incentive plan that focuses management employees on key financial measures that promote prudent growth and profitability, and through long-term incentives under TPG's Equity Incentive Plan that tie rewards directly to increasing shareholder value and place executives in the same risk/reward posture as outside shareholders. Compensation levels for 1996 were set using research conducted by an independent consultant. TPG's competitors for executive talent are not necessarily the same companies that would be included in an industry index established to compare shareholder returns because TPG requires skills and perspectives from a broader range of backgrounds. Thus, the comparable companies for purposes of executive compensation are not the same as the industry group index used in the performance comparison graph included in this Proxy Statement. TPG's focus on shareholder value creation is further supported by TPG's policy for suggested stock ownership levels for senior executives.

The Committee also considers whether compensation paid to TPG's Named Executive Officers will be fully tax deductible to TPG. Section 162(m) of the Internal Revenue Code as amended (the "Code") contains special rules regarding the federal income tax deductibility of compensation paid to the CEO and to each of the other four most highly compensated Named Executive Officers. The general rule is that annual compensation paid to any of these executives will be deductible only to the extent that it does not exceed $1,000,000 or qualifies as "performance-based" compensation under Section 162(m). At present, the Committee has not adopted an overall policy with respect to Section 162(m) because the current level of annual compensation paid to each of TPG's Named Executive Officers is below $1,000,000. Therefore, the Committee currently expects Code Section 162(m) to have no material effect on TPG.


THE PMI GROUP, INC. AND SUBSIDIARIES                                     PAGE 23

PROXY STATEMENT


Nevertheless, the Committee intends, to the extent consistent with TPG's best interest, to take measures to ensure the continued federal income tax deductibility of TPG's executive compensation. For example, the Equity Incentive Plan permits the Committee (in its discretion) to grant stock options and performance shares that will qualify as performance-based compensation under Code Section 162(m), and therefore, be fully deductible to TPG.

BASE SALARIES. In 1996, the Committee increased salaries of Mr. Haughton and other Named Executive Officers to reflect its philosophy of paying competitive compensation and the fact that TPG was publicly held. Previously, salaries were below the peer group of publicly held companies. The base salaries of the CEO, Executive Vice Presidents, Senior Vice Presidents, Vice Presidents and Assistant Vice Presidents are set annually by the Committee. TPG seeks to pay its executives at competitive levels, based on the scope of responsibilities applicable to each position. Competitive base salary levels are defined as the median (50th percentile) level among a broader group of companies than would be included in an industry index established to compare shareholder returns.

ANNUAL INCENTIVES.  The 1996 annual incentive award paid cash amounts tied to
(a) specific financial measures supporting continued growth, profitability and increased shareholder value and/or (b) individual performance objectives. These measures and objectives are identified by management and approved by the Committee. The annual incentive award was designed to provide market median levels of compensation for performance that met individual and/or annual financial benchmarks set at the beginning of the year and approved by the Committee. The incentive award provided approximately 75th percentile rewards for superior performance against these annual objectives and measures.

The 1996 annual incentive award was based upon satisfactory performance of certain individual performance objectives and/or three TPG performance measures, which include net operating income growth, insurance in force growth and combined ratio levels. No payouts are made as an annual incentive award unless TPG earns a threshold return on average equity level that exceeds a risk-free rate of return (i.e., the 10-year U.S. Treasury bond rate) for the year. The Committee also retains discretion to waive performance measures and alter award amounts. The 1996 annual incentive awards for all Named Executive Officers, except for Mr. Shuster, were based solely on meeting the three TPG performance measures. For 1996, Mr. Shuster had an additional individual objective tied to the results of TPG's investment portfolio.

The targets for TPG's performance measures are approved by the Committee shortly after the beginning of each fiscal year (they have already been approved for the 1997 fiscal year). Similarly, the Committee certifies annually that awards payable as annual incentives correspond to performance goals and the target level established at the beginning of the year. TPG's independent auditors perform certain incentive compensation recomputation procedures and issue a report to TPG of their result. The Committee retains discretion to alter the award otherwise payable to any executive and/or to pay a bonus for the achievement of other objectives.

For 1996, Mr. Haughton's annual incentive award was based on the three TPG performance measures. Mr. Haughton's annual incentive award ranges from 0 percent to 100 percent of his base salary, depending upon actual achievement of performance measures established by TPG. For 1996, Mr. Haughton received an annual incentive award of $199,001 representing the target amount or 50 percent of his base salary.

LONG-TERM INCENTIVES. The purpose of TPG's long-term incentive program is to reward top management for increasing shareholder value and to develop stock ownership among key executives. The Committee's long-term incentive philosophy provides for annual awards under the Equity Incentive Plan of stock options and performance shares to the CEO, Executive Vice Presidents and Senior Vice Presidents, and for the award of stock options alone to Vice Presidents and Assistant Vice Presidents.

Stock options vest over three years and have an exercise price equal to 100 percent of fair market


PAGE 24                                     THE PMI GROUP, INC. AND SUBSIDIARIES
value on the date of grant, with a maximum term of up to 12 years. Performance shares, which are granted only to Senior Vice Presidents and above, are earned based on TPG's performance against certain financial measures over a three-year period. Performance shares are payable in shares of stock or cash, as determined by the Committee. Performance shares for the performance period 1996 through 1998 will be earned based upon average annual growth in net operating income over that three-year period. Any awards earned during the cycle will be paid in early 1999 and only if the three-year average return on equity is at least four percentage points above the 10-year Treasury Bond yield over the same period. The Committee has all discretion and authority necessary or appropriate to waive performance measures or goals and alter award amounts.

In accordance with the Equity Incentive Plan and in connection with the compensation levels approved by the Committee for key executives, in 1996, Mr. Haughton was granted stock options covering 20,300 shares and a target award of 4,200 performance shares both in consideration of his role and importance to TPG and to strongly align him with shareholder objectives. The stock options vest over three years and have an exercise price of $45.88 per share (100 percent of the fair market value on the date of grant), with a maximum term of 10 years. The performance shares will vest only if TPG's 1996, 1997 and 1998 goals for net operating income per share and return on average equity are achieved.

COMPENSATION AND NOMINATING COMMITTEE OF THE BOARD OF DIRECTORS

     DR. KENNETH T. ROSEN, CHAIRMAN
     DONALD C. CLARK
     WAYNE E. HEDIEN
     MARY LEE WIDENER


THE PMI GROUP, INC. AND SUBSIDIARIES                                     PAGE 25

PROXY STATEMENT


PERFORMANCE GRAPH

The graph shown below compares the cumulative total shareholder return for TPG's common stock since its initial public offering on April 10, 1995 with that of the Standard & Poor's 500 Index and the Russell 1000 Financial Services Index. The graph plots the changes in value of an initial $100 investment over the indicated time periods, assuming all dividends are reinvested quarterly. The total shareholders' returns are not necessarily indicative of future returns.


                COMPARISON OF THE PMI GROUP, INC. AND BENCHMARKS
                               TOTAL RETURN INDEX

                     TOTAL RETURN AND TOTAL RATE OF RETURN

                       [PERFORMANCE GRAPH APPEARS HERE]

============================================================================================================
                                                                                                  TOTAL RATE
                           3/95     6/95     9/95    12/95     3/96     6/96     9/96    12/96    OF RETURN*
------------------------------------------------------------------------------------------------------------
S&P 500                  100.00   109.55   118.25   125.38   132.11   138.14   142.31   154.17     54.17%
THE PMIGROUP, INC.         N/A    127.88   139.82   133.69   129.05   125.87   157.48   164.30     64.30%
RUSSELL 1000
FINANCIAL SERVICES       100.00   111.73   128.23   135.18   145.48   148.02   160.48   181.25     81.25%
------------------------------------------------------------------------------------------------------------

Note: These numbers represent an index of total return performance of TPG's common stock vs. the S & P 500 and Russell 1000 Financial Services indices using the starting date of 3/31/95 with a value of 100. For The PMI Group, Inc., the starting date (value of 100) was 4/10/95, when the IPO was priced.

*Total Return = Capital Appreciation + Income
================================================================================


PAGE 26                                     THE PMI GROUP, INC. AND SUBSIDIARIES

SECTION 16(A) BENEFICIAL
OWNERSHIP REPORTING
COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires TPG's Directors and executive officers, and persons who own more than 10 percent of TPG's common stock to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock. Directors, officers and more than 10 percent shareholders are required by SEC regulations to furnish TPG with copies of all
Section 16(a) forms they file.

Except as stated below, based solely on a review of the copies of such reports furnished to TPG and written representations from certain reporting persons that no other reports were required from such persons, TPG believes that, during fiscal year 1996, all Section 16(a) filings requirements were satisfied on a timely basis.

Bradley M. Shuster, Senior Vice President, Treasurer and Chief Investment Officer of TPG, inadvertently omitted to file a Form 4, to reflect an option grant made in connection with his initial employment by TPG. Upon becoming aware of the omission, Mr. Shuster promptly filed a Form 5 to report the option grant.

TRANSACTIONS WITH ALLSTATE

Set forth below is a description of certain agreements between TPG, PMI, Allstate and its affiliates. Mr. Liddy, Chairman of the Board of TPG, also is President and Chief Operating Officer of Allstate and its parent.

 .  In 1993, PMI entered into a reinsurance agreement with Forestview Mortgage
   Insurance Co. ("Forestview"), a wholly-owned subsidiary of Allstate, whereby Forestview agreed to reinsure all liabilities (net of amounts collected from third party reinsurers) in connection with PMI's mortgage pool insurance business in exchange for premiums received. In 1994, Forestview also agreed to fully assume PMI's mortgage pool insurance business upon receipt of all required regulatory approvals. Pursuant to this agreement, during 1996, PMI ceded approximately $15.2 million of premiums to Forestview, and Forestview reimbursed PMI for claims on the covered policies in the amount of approximately $59.4 million.

 . In 1994, TPG and Allstate entered into a Services Agreement whereby Allstate pays fees to TPG based on TPG's costs incurred in providing operational support to Forestview.

 .  On October 28, 1994, TPG entered into a Runoff Support Agreement with
   Allstate (the "Runoff Support Agreement") to replace various capital support commitments that Allstate had previously provided to PMI. Allstate agreed to pay claims on certain insurance policies issued by PMI prior to October 28, 1994, if PMI's financial condition deteriorates below specified levels, or if a third party brings a claim thereunder. Alternatively, Allstate may make contributions directly to PMI or TPG. In the event that Allstate makes payments or contributions under the Runoff Support Agreement (which possibility management believes is remote), Allstate would receive subordinated debt or preferred stock of PMI or TPG in return. During 1996, no payment obligation arose under the Runoff Support Agreement.


THE PMI GROUP, INC. AND SUBSIDIARIES                                     PAGE 27

PROXY STATEMENT


 . Allstate Research and Planning Center was paid approximately $93,607 by PMI in 1996 in connection with providing support of PMI's automated underwriting risk analysis system and other risk management related analysis. Such services are expected to continue to be provided in the future.

 .  TPG, PMI, The Allstate Corporation and Allstate have entered into a
   Separation Agreement that provides, among other matters, that for so long as The Allstate Corporation and its affiliates own at least 30 percent of TPG's common stock, The Allstate Corporation will be allowed to designate for nomination to TPG's Board of Directors two members of The Allstate Corporation's management. TPG and The Allstate Corporation have agreed to cooperate to cause their respective nominees to be elected to TPG's Board of Directors.

COMPENSATION COMMITTEE
INTERLOCKS AND INSIDER
PARTICIPATION

The Compensation and Nominating Committee of the Board of Directors consists of Dr. Rosen, Chairman, Mr. Clark, Mr. Hedien and Ms. Widener. No executive officer of TPG served on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions during the last fiscal year.


PAGE 28                                     THE PMI GROUP, INC. AND SUBSIDIARIES

ITEM 2: RATIFICATION OF
APPOINTMENT OF INDEPENDENT
AUDITORS

Subject to shareholder ratification, the Board of Directors has appointed Deloitte & Touche LLP as independent public auditors to audit the financial statements of TPG for 1997. Deloitte & Touche LLP has audited the financial statements of TPG annually since 1994. One or more representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Shareholders and to respond to appropriate questions. This proposal is presented to the shareholders in order to permit them to participate in the selection of TPG's auditors. If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the Board of Directors of TPG will consider the appointment of other auditors. Deloitte & Touche LLP also performed internal audit and tax related services in 1996 and is performing such services in 1997.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE
                                                                     ---
PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP.


OTHER MATTERS

The Board of Directors does not know of any matters to be acted upon at the Annual Meeting of Shareholders except as specified in the Notice of Annual Meeting of Shareholders. However, as to any other business that may properly come before the Annual Meeting of Shareholders, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies in consultation with the Board of Directors.


SHAREHOLDER PROPOSALS
FOR 1998 ANNUAL MEETING

Shareholders are entitled to present proposals for action at a forthcoming shareholders' meeting if they comply with the requirements of the proxy rules. Any proposals intended to be presented at the 1998 Annual Meeting of Shareholders must be received at TPG's offices on or before December 16, 1997 in order to be considered for inclusion in TPG's proxy statement and form of proxy relating to such meeting.


                                             /s/ Victor J. Bacigalupi

                                             Victor J. Bacigalupi
                                             Senior Vice President,
                                             General Counsel and Secretary



                WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING,
           PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY
                            AS PROMPTLY AS POSSIBLE
                   IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.


THE PMI GROUP, INC. AND SUBSIDIARIES                                     PAGE 29

                                 [Blank page]

I N D E X  T O  F I N A N C I A L S











           32     Five Year Summary of Financial Data

           33     Management's Discussion and Analysis of Financial
                   Condition and Results of Operations

           42     Consolidated Statements of Operations

           43     Consolidated Balance Sheets

           44     Consolidated Statements of Shareholders' Equity

           45     Consolidated Statements of Cash Flows

           47     Notes to Consolidated Financial Statements

           61     Report of Management

           61     Report of Independent Auditors

           63     Board of Directors

           64     Officers

           65     Shareholders' Information


THE PMI GROUP, INC. AND SUBSIDIARIES                                     PAGE 31

F I V E   Y E A R  S U M M A R Y  O F  F I N A N C I A L  D A T A

   (In thousands, except per share data)         1996              1995              1994               1993              1992
                                                 ----              ----              ----               ----              ----
SUMMARY OF CONSOLIDATED OPERATIONS:
  Net premiums written                      $   403,020        $   314,021       $   277,747       $   291,089       $   208,602
                                            ===========        ===========       ===========       ===========       ===========

  Premiums earned                           $   412,738        $   328,756       $   296,345       $   268,554       $   173,039
  Investment income, less
    investment expense                           67,442             62,041            56,774            45,733            40,847
  Realized capital gains
    and losses                                   14,296             11,934             3,064             1,229               686
  Other income                                    6,948              2,309             3,802                --                --
                                            -----------        -----------       -----------       -----------       -----------
  Total revenues                                501,424            405,040           359,985           315,516           214,572
  Total losses and expenses                     279,318            224,499           221,434           202,543           119,912
                                            -----------        -----------       -----------       -----------       -----------
  Income from continuing operations
    before income taxes                         222,106            180,541           138,551           112,973            94,660
  Income tax expense
    (benefit)*                                   64,188             45,310            32,419            24,305           (10,911)
                                            -----------        -----------       -----------       -----------       -----------
  Income from continuing
    operations*                                 157,918            135,231           106,132            88,668           105,571
  Income (loss) from discontinued
    operations                                       --                 --                --           (28,863)            6,726
                                            -----------        -----------       -----------       -----------       -----------
  Net income                                $   157,918        $   135,231       $   106,132       $    59,805       $   112,297
                                            ===========        ===========       ===========       ===========       ===========
MORTGAGE INSURANCE OPERATING RATIOS:
  Loss ratio                                       41.9%              38.5%             40.5%             41.4%             33.2%
  Expense ratio                                    18.4%              24.9%             30.1%             28.2%             27.0%
                                                  -----              -----             -----             -----             -----
  Combined ratio                                   60.3%              63.4%             70.6%             69.6%             60.2%
                                                  =====              =====             =====             =====             =====

CONSOLIDATED BALANCE SHEET DATA:
  Total assets                              $ 1,509,919        $ 1,304,440       $ 1,097,421       $   985,129       $   815,136
  Reserve for losses and
    loss adjustment expenses                $   199,774        $   192,087       $   173,885       $   135,471       $    94,002
  Long-term obligations                     $    99,342                 --                --                --                --
  Shareholders' equity                      $   986,862        $   870,503       $   687,178       $   575,300       $   513,583

PER SHARE DATA:
  Income from continuing
    operations                              $      4.51        $      3.85       $      3.03       $      2.53       $      3.02
  Income (loss) from
    discontinued operations                          --                 --                --             (0.82)             0.19
                                            -----------        -----------       -----------       -----------       -----------
  Net income                                $      4.51        $      3.85       $      3.03       $      1.71       $      3.21
                                            ===========        ===========       ===========       ===========       ===========
  Shareholders' equity                      $     28.60        $     24.87       $     19.63       $     16.44       $     14.67
  Cash dividends declared                   $      0.20        $      0.15                --                --                --

PMI OPERATING AND STATUTORY DATA:
  Number of policies in force                   700,084            657,800           612,806           543,924           428,745
  Default rate                                     2.19%              1.98%             1.88%             1.81%             2.03%
  Persistency                                      83.3%              86.4%             83.6%             70.0%             74.6%
  Direct primary insurance
    in force (in millions)                  $    77,312        $    71,430       $    65,982       $    56,991       $    43,698
  Direct primary risk in
    force (in millions)                     $    17,336        $    15,130       $    13,243       $    11,267       $     8,676
  Statutory capital                         $   988,475        $   824,156       $   659,402       $   494,621       $   456,931
  Risk-to-capital ratio                          15.9:1             15.8:1            17.7:1            20.8:1            19.0:1

  Total PMI employees                               586                578               586               632               529

*  During 1991, the Company increased its tax liabilities and income tax expenses by $40.9 million in light of an unfavorable judgment by the U.S. Tax Court. In 1992, the 1991 judgment was overturned, and the Company reevaluated its tax balances and reduced its tax liabilities and income tax expense by $30.9 million.

PAGE 32                                     THE PMI GROUP, INC. AND SUBSIDIARIES

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS



RESULTS OF CONSOLIDATED OPERATIONS
1996 VERSUS 1995

Consolidated net income in 1996 was $157.9 million, a 16.8% increase over net income of $135.2 million in 1995. The increase was attributable to increases primarily in premiums earned and secondarily in investment income (including capital gains) of 25.5% and 10.5%, respectively, partially offset by increases primarily in losses and loss adjustment expenses and secondarily in underwriting and other expenses (including interest expense) of 35.1% and 13.7%, respectively. Premiums earned increased primarily from the ongoing mortgage insurance operations, secondarily from a one time impact of a cancellation of a quota share treaty with its primary reinsurers, and also from the title insurance operations. Earnings per share were $4.51 in 1996 compared with $3.85 in 1995, a 17.1% increase. Excluding capital gains, earnings per share were $4.24 in 1996 compared with $3.63 in 1995, a 16.8% increase. Revenues in 1996 were $501.4 million, a 23.8% increase over revenues of $405.0 million in 1995.

PMI Mortgage Insurance Co.'s ("PMI") new insurance written ("NIW") totaled $17.9 billion in 1996 compared with $14.5 billion in 1995, a 23.4% increase. The increase in NIW resulted primarily from the number of new mortgage insurance policies issued increasing by 19.5%, to 142,900 policies in 1996 from 119,600 policies in 1995, and secondarily from an increase in the average loan size to $125,100 from $120,900. NIW net of quota share reinsurance increased by 39.3% to $17.0 billion in 1996 from $12.2 billion in 1995. This increase was affected by three factors: first, the increase in gross NIW; second, effective for new policies written in 1996, PMI reduced its percentage of quota share cessions from approximately 15% in 1995 to 5% in 1996; third, effective December 31, 1996 PMI terminated and commuted its reinsurance agreement with its primary reinsurers, Centre Reinsurance Company of New York and Centre Reinsurance International Company, collectively referred to as "Centre Re". The impact of the Centre Re commutation is described below.

One of the factors contributing to the increase in new policies issued was growth in market share in 1996 compared with 1995. PMI's market share of NIW increased to 14.1% during 1996 from 13.2% in 1995. On a combined basis with CMG Mortgage Insurance Company ("CMG"), market share increased to 14.7% in 1996 compared with 13.5% in 1995. CMG is a 45% owned affiliate of PMI and is accounted for on the equity method in the Company's consolidated financial statements. A second factor was the growth in the total number of insurable loan originations in the mortgage insurance industry in 1996 compared with 1995, which was caused by increases in the purchase market and refinancing activity primarily in the first half of 1996. Refinancing as a percentage of PMI's NIW increased by 5.4 percentage points, to 16.9% in 1996 from 11.5% in 1995. Consistent with the industry, PMI experienced a significantly higher level of refinance business in the first half of 1996 as compared with the second half of 1996.

PMI (excluding CMG) experienced a drop in market share of NIW from the third quarter of 1996 to the fourth quarter of 1996, from 14.7% to 13.7%. It is management's conclusion that this drop in market share was due to increases in product competition, including the availability of a pool insurance product not offered by PMI. During the first quarter of 1997, competitive pressures continued to adversely impact market share, and management expects this trend to continue into the second quarter of 1997. See Cautionary Statement.

PMI's persistency rate (percentage of insurance remaining in force from one year prior) decreased 3.1 percentage points during 1996, and stands at 83.3% as of December 31, 1996 compared with 86.4% as of December 31, 1995. The persistency rate leveled off in the second quarter of 1996 and experienced slight but consistent improvements in the third and fourth quarters. This trend is consistent with PMI's refinancing activity during 1996. Insurance in force grew at a rate of 8.3% during 1996 to a total of $77.3 billion at December 31, 1996 compared with $71.4 billion at December 31, 1995. The higher level of NIW in 1996 compared with 1995, coupled with the slight rebound in persistency during the second half of 1996, slightly improved


THE PMI GROUP, INC. AND SUBSIDIARIES                                     PAGE 33
the 1996 growth rate of insurance in force to 8.3% over the 1995 rate of 8.2%.

Mortgage insurance net premiums written were $349.8 million in 1996 compared with $273.7 million 1995, an increase of 27.8%. The increase is attributable primarily to the increase in NIW over the 1995 level, secondarily to the Centre Re commutation, and also to higher average premiums resulting from the increasing shift to deep coverage loans, higher average loan sizes and the growth of insurance in force. New premiums written decreased by 15.6% to $21.6 million in 1996 from $25.6 million in 1995, while renewal premiums increased by 22.3% to $345.1 million in 1996 from $282.1 million in 1995. The decrease in new premiums written during 1996 resulted primarily from the continuing shift to the monthly premium product from an annual premium product. The monthly premium plan as a percentage of NIW represented 95.1% of NIW in 1996 compared with 85.2% in 1995, and 96.6% in the fourth quarter of 1996 compared with 91.0% in the corresponding period of 1995.

The increase in average premiums was caused by a continuing shift to mortgages with loan-to-value ratios greater than 90% and equal to or less than 95% ("95s") with increased insurance coverage, partially offset by a decrease in the use of adjustable rate mortgages (ARMs). 95s with 30% coverage increased to 41.8% of NIW in 1996 compared with 34.7% in 1995. Similarly, mortgages with loan-to-value ratios greater than 85% and equal to or less than 90% ("90s") with 25% coverage increased to 41.7% in 1996 compared with 32.9% in 1995. ARMs decreased to 13.4% of NIW in 1996 compared with 21.3% in 1995.

Refunded premiums increased by 24.0% in 1996 to $15.5 million from $12.5 million in 1995. This was due primarily to the increase in policy cancellations related to the growth in mortgage refinancing volume during the first half of 1996. Mortgage insurance ceded premiums were $1.3 million in 1996 compared with $21.5 million in 1995, while PMI's ceded premiums written as a percentage of net new, renewal and refunded premiums decreased to 0.2% in 1996 compared with 9.2% in 1995. The reduction of ceding percentages in 1996 was due primarily to the Centre Re commutation and secondarily to a larger portion of premiums remaining with the Company through the use of Residential Guaranty Co. ("RGC"), a subsidiary of The PMI Group, Inc. ("TPG"), as a reinsurer.

Mortgage insurance premiums earned increased 24.6% to $359.5 million in 1996 from $288.5 million in 1995. This increase is due primarily to the increase in NIW over the 1995 level, secondarily to the Centre Re commutation, and also to the growth in insurance in force in 1996 over 1995, the impact of higher premium rates resulting from the shift to increased insurance coverage products and higher average loan sizes.

The Company's net investment income in 1996 was $67.4 million compared with $62.0 million in 1995, an increase of 8.7%. The increase was primarily attributable to the growth in the average amount of invested assets, which resulted from cash flows generated by operating activities, partially offset by a decrease in the average investment yield (pretax) to 6.1% in 1996 from 6.5% in 1995. Realized capital gains (net of losses) reported an increase over 1995, up 20.2% to $14.3 million in 1996 from $11.9 million in 1995.

Mortgage insurance losses and loss adjustment expenses increased to $150.6 million in 1996 from $111.0 million in 1995, an increase of 35.7%. This increase was due primarily to the growth and maturation of insurance in force, secondarily to the Centre Re commutation, and also to increased claim amounts associated with the higher coverage percentages, higher loan sizes and an increase in the default rate.

The majority of claims under PMI policies have historically occurred during the third through the sixth years after issuance of the policies. Insurance written by PMI from the period January 1, 1991 through December 31, 1994 represents 55.4% of PMI's insurance in force at December 31, 1996, with the 1993 book of business alone representing 22.5%. This substantial volume of PMI's business is in its expected peak claim period. Consistent with increasing coverage percentages and increasing mortgage principal amounts, claim amounts have risen in recent years. Claims paid in 1996 were $130.1 million compared with $93.7 million in 1995.

PAGE 34                                     THE PMI GROUP, INC. AND SUBSIDIARIES

Also, PMI has been experiencing an acceleration in its claim payment process. This acceleration is a result of Fannie Mae's and Freddie Mac's loss mitigation efforts to make earlier determinations regarding delinquent loans and to accelerate the loan foreclosure and claim process. Management believes that this is only an acceleration of the timing of payments, and will not increase the expected number of claims ultimately paid by PMI.

Policies written in California accounted for approximately 73% and 67% of the total dollar amount of claims paid in 1996 and 1995, respectively. Although management expects that during 1997 California will continue to account for the majority of total claims paid, management also anticipates that California claims paid as a percentage of total claims paid will begin to decline consistent with the decline in default rates on PMI's California policies discussed below. Accordingly, management anticipates the average claim size to decrease over the long term.

In addition to claim increases, PMI's default rate has increased to 2.19% at December 31, 1996 from the December 31, 1995 rate of 1.98%. This increase was primarily caused by a growth in the inventory level of notices of delinquency due primarily to the maturation of PMI's 1992 and 1993 books of business. Management expects this trend to continue in 1997. See Cautionary Statement.

Default rates on PMI's California policies decreased to 3.81% at December 31, 1996, from 4.08% at December 31, 1995. Policies written in southern California in the years 1989 through 1993, which are in the historically highest claim period, are also generally believed to have been written at the high point of southern California real estate prices. The California economy continues to recover more slowly than anticipated when the policies were issued. Accordingly, California default rates for each of the policy years since 1989 may continue to experience an average default rate higher than the national average default rate. However, the default rates for California experienced year over year improvements in the third and fourth quarters of 1996, and management expects this trend to continue in 1997. See Cautionary Statement.

Mortgage insurance underwriting and other expenses decreased to $64.4 million in 1996 from $68.0 million in 1995, or 5.3%. This decrease, in contrast to the growth rate in NIW, is primarily the result of management's focus on controlling expenses and the expense ratio, and secondarily to the Centre Re commutation.

The mortgage insurance loss ratio increased to 41.9% in 1996 compared with 38.5% in 1995 due to the increase in losses and loss adjustment expenses discussed above. The expense ratio reported an improvement over 1995, dropping to 18.4% in 1996 from 24.9% in 1995, resulting in a combined ratio of 60.3% in 1996, 3.1 percentage points better than the 1995 ratio of 63.4%. The impact of the Centre Re commutation was to decrease the stated mortgage insurance expense ratio for 1996 by approximately two percentage points and to increase the loss ratio by a corresponding amount. The net impact of the Centre Re commutation was immaterial to the mortgage insurance combined ratio for the year ending December 31, 1996.

Title insurance premiums earned increased 32.0% to $53.2 million in 1996 compared with $40.3 million in 1995. This improvement was due to expansion efforts of the title business, as well as the overall improvement in the volume of residential mortgage originations. Underwriting and other expenses increased 31.5% to $48.0 million in 1996 compared to $36.5 million in 1995. This increase is directly attributable to the increase in premiums earned. The title insurance combined ratio decreased to 93.5% in 1996 from 95.4% in 1995. The title insurance industry expense ratios are much higher than those experienced in the mortgage insurance industry primarily because the commission rates paid to title agencies and attorneys are substantially higher than those paid to mortgage insurance sales agents.

Other income, primarily revenues generated by PMI Mortgage Services Co. ("MSC"), increased to $6.9 million in 1996 from $2.3 million in 1995. This growth is primarily due to increased mortgage services operations resulting from higher refinancing activity and expansion of its contract underwriting services.


THE PMI GROUP, INC. AND SUBSIDIARIES                                     PAGE 35

The Company's effective tax rate was 28.9% in 1996 compared to 25.1% in 1995. The benefits of tax-preference investment income and other permanent differences reduced the effective rates below the statutory rate of 35% during both periods. The increase in the effective rate in 1996 over 1995 was due to a greater portion of operating income generated from insurance operations rather than tax-free bond income, the state tax effect of PMI's $25.0 million cash dividend and transfer of American Pioneer Title Insurance Company ("APTIC") to TPG, and a shift in the mix of the investment portfolio to a greater portion of taxable fixed-income bonds.


1995 VERSUS 1994

Net income in 1995 was $135.2 million, a 27.4% increase over 1994 net income of $106.1 million. The increase was primarily attributable to increases in premiums earned and investment income (including capital gains) of 10.9% and 23.6%, respectively, and a decrease in operating expenses of 5.0%, partially offset by an increase in losses and loss adjustment expenses of 8.6%. Earnings per share were $3.85 for the year compared with $3.03 in 1994, a 27.1% increase. Excluding capital gains, earnings per share were $3.63 in 1995 compared with $2.97 in 1994, a 22.2% increase. Revenues in 1995 were $405.0 million, a 12.5% increase over revenues of $360.0 million in 1994.

New mortgage insurance written totaled $14.5 billion in 1995 compared with $18.4 billion in 1994, a 21.2% decrease. The decrease in NIW resulted from the number of new mortgage insurance policies written declining by 23.3%, to 119,600 policies in 1995 from 156,000 policies in 1994. One of the factors contributing to this decrease was the drop in refinancing activity in 1995 versus 1994. Refinancings showed a significant decrease of 56.4% to 12,300 policies in 1995 from 28,200 policies in 1994. Refinancing as a percentage of NIW decreased by
6.8 points, to 11.5% in 1995 from 18.3% in 1994. The number of policies written for new purchases also dropped in 1995 from the 1994 level, to 107,300 from 127,800, a 16.0% decline. Management believes that a second contributing factor to the decline in total NIW was PMI's reluctance to aggressively participate in a market which displayed a deteriorating trend in borrower credit quality beginning in late 1994 and continuing into 1995. Consequently, PMI's market share of NIW in 1995 declined to 13.2% compared to 14.0% in 1994.

PMI's persistency rate increased 2.8 points in 1995 over the 1994 rate, to 86.4% from 83.6%. This increase is primarily attributable to the decrease in refinancing activity in 1995. The increased persistency contributed to the growth of insurance in force to $71.4 billion at December 31, 1995, from $66.0 billion at December 31, 1994. Growth in insurance in force continued during 1995 at a slower pace than the 1994 growth level, 8.2% in 1995 versus 15.8% in 1994, primarily due to the decrease in NIW.

Mortgage insurance net premiums written in 1995 were $273.7 million, compared with $232.3 million in 1994, an increase of 17.8%. The increase is primarily attributable to higher renewal premiums due to improved persistency and to a decline in ceded and refunded premiums, partially offset by a decline in new premiums written. The decline in new premiums written in 1995 was due to the decrease in NIW in 1995 from 1994, and the increasing usage of the monthly premium plan in 1995. The increase in net premiums written is also attributable to higher average premiums for NIW during 1995 compared with 1994. The higher average premiums were caused by an increasing shift to 95s with deeper coverage, partially offset by a decline in the use of ARMs. 95s with 30% coverage increased to 34.7% of NIW in 1995 compared with 1.2% in 1994, while ARMs decreased to 21.3% of NIW in 1995 compared with 29.7% in 1994. The deeper coverage percentages are primarily a result of changes in Fannie Mae and Freddie Mac coverage requirements effective in 1995. The new deeper coverage percentages for 30 year loans include 30 percent coverage on 95s and 25 percent coverage on 90s.

PMI's monthly premium plan experienced significant growth in popularity during 1995, its first full year in PMI's product line. The monthly plan represented 85.2% of NIW in 1995, up 48.2 points from the 1994 level of 37.0%. This trend toward the monthly premium product has significantly impacted PMI's premium mix from new to renewals. The monthly product spreads the receipt of

PAGE 36                                     THE PMI GROUP, INC. AND SUBSIDIARIES
premiums over 12 equal monthly payments (which initially reduces the amount of premiums written), compared to the annual prepayment method (where the entire annual premium is recorded as written at the effective date of the policy). For the monthly premium plan, PMI recognizes only the first month's premium as new premium written while subsequent monthly premium payments are recognized as renewal premiums. Management believes that the monthly premium plan does not significantly impact net premiums earned. The monthly premium products have been priced to compensate for the different timing of cash flows (as compared to annual premium products) and the related impact on investment income, and, accordingly, will have no significant effect on the Company's results of operations.

Refunded premiums in 1995 decreased by 15.0% to $12.5 million from $14.7 million in 1994 due primarily to the decrease in refinancing volume during 1995. Ceded premiums written as a percentage of net new, renewal and refunded premiums decreased to 9.2% in 1995 compared to 10.4% in 1994.

Mortgage insurance premiums earned increased 15.0% to $288.5 million in 1995 from $250.9 million in 1994. This increase is due primarily to the growth in insurance in force in 1995 over 1994 and the impact of higher premium rates from the shift to deeper coverage products.

The Company's net investment income in 1995 was $62.0 million compared with $56.8 million in 1994, an increase of 9.2%. The increase was primarily attributable to the growth in the average amount of invested assets, which resulted from positive cash flows generated by operating activities, partially offset by a decrease in the effective yield. The average effective yield (pretax) on the portfolio's invested value during 1995 decreased to 6.5% from 6.9% in 1994, primarily due to an increasing portion of the portfolio being invested in lower yielding, tax-exempt municipal bonds. Realized capital gains (net of losses) reported a significant increase over 1994, up $8.8 million to $11.9 million in 1995 from $3.1 million in 1994. This increase is consistent with the 1995 stock market performance.

Mortgage insurance losses and loss adjustment expenses increased to $111.0 million in 1995 from $101.6 million in 1994, an increase of 9.3%. This increase was primarily the result of the growth in insurance in force in recent years and the increased default rates and claim amounts in certain areas of the country, particularly California.

Consistent with increasing coverage percentages and increasing mortgage principal amounts, claim amounts have risen in recent years, while PMI's book of business continues to mature into the higher-frequency claim period. Insurance written by PMI in the period from January 1, 1990 through December 31, 1993 represented 51.6% of PMI's insurance in force at December 31, 1995. In addition, PMI's default rate has increased over the 1994 level by 10 basis points, from 1.88% to 1.98% at December 31, 1995.

Mortgage insurance underwriting and other expenses decreased 2.7% to $68.0 million in 1995 from $69.9 million in 1994. This decrease is primarily the result of the decrease in NIW in 1995.

The mortgage insurance loss ratio decreased to 38.5% in 1995 compared with 40.5% in 1994 due, in part, to a $20.7 million decrease in prior year reserves recorded in 1995. The expense ratio also reported an improvement over 1994, dropping to 24.9% in 1995 from 30.1% in 1994, resulting in a combined ratio of 63.4% in 1995, 7.2 points better than the 1994 ratio of 70.6%.

Title insurance premiums earned decreased 11.2% to $40.3 million in 1995 compared with $45.4 million in 1994. Underwriting and other expenses decreased 9.9% to $36.5 million in 1995 compared to $40.5 million in 1994. These decreases are attributable to an overall decline in the volume of residential mortgage originations. The title insurance combined ratio increased slightly to 95.4% in 1995 from 94.1% in 1994.

Other income, primarily revenues generated by MSC, decreased to $2.3 million in 1995 from $3.8 million in 1994, a 39.5% decline. This decrease is primarily due to reduced mortgage services operations resulting from lower refinancing activity.

THE PMI GROUP, INC. AND SUBSIDIARIES                                     PAGE 37

The Company's effective tax rate was 25.1% in 1995 compared to 23.4% in 1994. The benefits of tax-preference investment income and other permanent differences reduced the effective rates below the statutory rate of 35% during both periods. The increase in the effective rate in 1995 over 1994 was primarily due to a greater portion of operating income generated from insurance operations rather than tax-free bond income.


LIQUIDITY, CAPITAL RESOURCES AND FINANCIAL CONDITION

Liquidity and capital resource considerations are different for TPG and PMI, its principal insurance operating subsidiary, as discussed below.

TPG's principal sources of funds are dividends from its subsidiaries, PMI and APTIC, cash and investment income thereon and funds that may be raised from time to time in the capital markets. In February 1996, TPG executed two bank credit agreements totaling $50.0 million. At December 31, 1996, there were no outstanding borrowings under the agreements. In November 1996, TPG publicly issued $100 million of 6.75% 10-year notes. Net proceeds to the Company, after underwriters' discount, were $99.3 million. In February 1997, TPG privately issued $100 million 8.309% capital securities. Such securities are redeemable after February 2007 and in no event beyond February 2027, exclusive of certain tax events. The net proceeds, totaling $99.0 million, will be used for general corporate purposes, including common stock repurchases, acquisitions and additions to the investment portfolio.

TPG's principal uses of funds are common stock repurchases, the payment of dividends to shareholders, payment of operating expenses, funding of acquisitions, additions to the investment portfolio and investments in subsidiaries.

As of December 31, 1996, TPG had available approximately $103.6 million of unrestricted funds. This amount has increased substantially from the December 31, 1995 amount due to the unused portion of the proceeds of the November debt offering and receipt of the cash dividend from PMI, less the capital contribution to RGC and funds used to repurchase common stock.

The principal sources of funds for PMI are premiums received on new and renewal business, commissions on ceded business and reimbursement of losses from reinsurers, and amounts earned from the investment of this cash flow. The principal uses of funds by PMI are the payment of claims and related expenses, reinsurance premiums, other operating expenses and dividends to TPG.

In the mortgage guaranty insurance industry, liquidity refers to the ability of an enterprise to generate adequate amounts of cash from its normal operations, including premiums received and investment income, in order to meet its financial commitments, which are principally obligations under the insurance policies it has written. Liquidity requirements are influenced significantly by the level and severity of claims. PMI's claims-paying ability is currently rated "AA+" (Very High) by Duff & Phelps Credit Rating Co., "AA+" (Very Strong) by Fitch Investors Service, Inc., "Aa2" (Excellent) by Moody's Investors Service, Inc. and "AA+" (Excellent) by Standard and Poor's Rating Services. These ratings are subject to revisions or withdrawal at any time by the assigning rating organization. The ratings by the organizations are based upon factors relevant to PMI's policyholders and are not applicable to the Company's common stock or outstanding debt. The Company's operations generally do not require significant amounts of capital expenditures.

PMI generates substantial cash flows from operations as a result of premiums being received in advance of the time when claim payments are required. Cash flows generated from PMI's operating activities increased slightly to $96.7 million in 1996 from $93.2 million in 1995. These operating cash flows, along with that portion of the investment portfolio that is held in cash and highly-liquid securities, have historically met the liquidity requirements of PMI, as evidenced by the growth in its investment portfolio. PMI's investment portfolio, on a cost basis, was $1,054.8 million at December 31, 1996 compared with $988.3 million at December 31, 1995.

PAGE 38                                     THE PMI GROUP, INC. AND SUBSIDIARIES

Consolidated reserve for losses and loss adjustment expenses increased from $192.1 million at December 31, 1995, to $199.8 million at December 31, 1996, an increase of $7.7 million, or 4.0%. The change in consolidated reserve for losses and loss adjustment expense consisted of increases resulting primarily from the Centre Re commutation and secondarily from the maturation of PMI's book of business, offset by a decrease due to the acceleration of claim payments.

Consolidated shareholders' equity increased from $870.5 million at December 31, 1995, to $986.9 million at December 31, 1996, an increase of $116.4 million, or 13.4%. This increase consisted of $157.9 million of net income and $1.6 million of employee stock options exercised, offset by common stock repurchases of $30.1 million, dividends declared of $7.0 million and a decrease of $6.0 million in net unrealized gains on investments available for sale (net of tax).

PMI's risk-to-capital ratio at December 31, 1996 was 15.9:1 compared to 15.8:1 at December 31, 1995. Had the Centre Re commutation not occurred, PMI's risk-to-capital ratio would have been approximately 14.9:1 at December 31, 1996.

CAUTIONARY STATEMENT

Cautionary Statement for purposes of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this document, including statements which are incorporated by reference, that are not historical facts, and that relate to future plans, events or performance are forward-looking statements. The Company's actual results may differ materially from those expressed in any forward-looking statements made by the Company. These forward-looking statements involve a number of risks or uncertainties including, but not limited to, the factors set forth below.

Several factors such as economic recessions, falling housing values, rising unemployment rates, deteriorating borrower credit, interest rate volatility, legislation impacting borrowers' rights, or combinations of such factors might affect the mortgage insurance industry in general and could materially and adversely affect the Company's financial condition and results of operations. Such economic events could materially and adversely impact the demand for mortgage insurance, cause claims on policies issued by PMI to increase, and/or cause a similar adverse increase in PMI's loss experience.

In addition to nationwide economic conditions, PMI could be particularly affected by economic downturns in specific regions where a large portion of its business is concentrated, particularly California where PMI has 22.0% of its risk in force concentrated and where the default rate on all PMI policies in force is 3.81% compared to 2.19% nationwide, as of December 31, 1996.

Several factors that may influence the amount of NIW by PMI include mortgage insurance industry volumes of new business, the impact of competitive underwriting criteria and products including mortgage pool insurance, the effect of risk-sharing structured transactions, changes in the performance of the financial markets, general economic conditions that affect the demand for or acceptance of the Company's products, changes in government housing policy, changes in the statutory charters, regulations and coverage requirements of Government Sponsored Enterprises, banks and savings institutions, customer consolidation and other risk factors listed from time to time in TPG's Securities and Exchange Commission filings.


THE PMI GROUP, INC. AND SUBSIDIARIES                                     PAGE 39

FACTORS THAT MAY AFFECT FUTURE RESULTS AND MARKET PRICE OF STOCK

POTENTIAL INCREASE IN CLAIMS

Mortgage insurance coverage generally cannot be canceled by PMI and remains renewable at the option of the insured for the life of the loan. As a result, the impact of increased claims from policies originated in a particular year generally cannot be offset by premium increases on policies in force or mitigated by nonrenewal of insurance coverage. There can be no assurance, however, that the premiums charged will be adequate to compensate PMI for the risks and costs associated with the coverage provided to its customers.


RECENT GROWTH; CHANGES IN COMPOSITION OF INSURANCE WRITTEN

The mortgage insurance industry has experienced a significant increase in NIW, primarily as a result of historically low interest rates. Policies written by PMI from January 1, 1991 through December 31, 1994 represent 55.4% of PMI's insurance in force as of December 31, 1996. The majority of claims under PMI policies have historically occurred during the third through the sixth years after issuance of the policies. Thus, this substantial volume of PMI's business is in its expected peak claims period, and management expects that the default rate will rise in the future as such business continues through its expected peak claims period. If actual claim frequency on such business significantly exceeds expected claim frequency, the Company's financial condition and results of operations could be materially and adversely affected.

The composition of PMI's NIW has included an increasing percentage of mortgages with LTVs in excess of 90% and less than or equal to 95% ("95s"). At December 31, 1996, approximately 43.6% of PMI's risk in force consisted of 95s, which, in PMI's experience, have had a claims frequency approximately twice that of mortgages with LTVs equal to or less than 90% and over 85% ("90s"). PMI also offers coverage for mortgages with LTVs in excess of 95% and up to 97% ("97s"), which have even higher risk characteristics than 95s and greater uncertainty as to pricing adequacy. PMI's NIW also includes adjustable rate mortgages ("ARMs"), which, although priced higher, have risk characteristics that exceed the risk characteristics associated with PMI's book of business as a whole. Although PMI charges higher premium rates for loans which are ARMs and/or 95s and even higher rates for 97s, the premiums earned on such products, and the associated investment income, may ultimately prove to be inadequate to compensate for future losses from such products.

LOSS RESERVES

PMI establishes loss reserves based upon estimates of the claim rate and average claim amount, as well as the estimated costs, including legal and other fees, of settling claims. Such reserves are based on estimates, which are regularly reviewed and updated. There can be no assurance that PMI's reserves will prove to be adequate to cover ultimate loss development on incurred defaults. The Company's financial condition and results of operations could be materially and adversely affected if PMI's reserve estimates are insufficient to cover the actual related claims paid and expenses incurred.

COMPETITION; MARKET SHARE

Numerous factors bear on the relative position of the private mortgage insurance industry versus government and quasi-governmental competition as well as the competition of lending institutions which choose to remain uninsured or to reinsure through affiliates. PMI's market share, as measured by NIW declined in the fourth quarter of 1996, compared to the third quarter of 1996, due primarily to PMI's decision not to offer mortage pool insurance. Management presently anticipates that competitive pressures related to the availability of mortgage pool insurance will continue to negatively impact market share during the first half of 1997. The Company's financial condition and results of operation could be materially and adversely affected by a continuing decline in its market share.

TPG and PMI from time to time introduce new mortgage insurance products or programs. The Company's financial condition and results of operations could be materially and adversely affected if PMI or the Company experience delays in introducing competitive new products and programs. In addition, for any introduced product, there can be no assurance that such products or


PAGE 40                                     THE PMI GROUP, INC. AND SUBSIDIARIES
programs will be as profitable as the Company's existing products and programs.

FANNIE MAE AND FREDDIE MAC; STATE AND FEDERAL LEGISLATION

Fannie Mae and Freddie Mac impose requirements on private mortgage insurers for such insurers to be eligible to insure loans sold to such agencies. Any change in PMI's existing eligibility status could have a material adverse effect on the Company's financial condition and results of operations.

Proposals have been advanced which would allow Fannie Mae and Freddie Mac greater flexibility in utilizing substitutes for private mortgage insurance. The Company cannot predict whether any such proposals will be adopted or, if adopted, whether such proposals would materially and adversely affect the Company's financial condition and results of operations.

PMI must cancel mortgage insurance for a mortgage loan upon the request of the insured. Fannie Mae and Freddie Mac have recently adopted guidelines which give borrowers the right to request cancellation of mortgage insurance when specified conditions are met. In addition, federal legislation has been introduced that also addresses these issues and various states have enacted or proposed similar legislation. Proposals concerning borrower notification of their cancellation rights, cancellation criteria, or the point at which mortgage insurance premiums may no longer be charged to borrowers, are still being formulated and remain uncertain. Although it is expected that certain of these proposals will eventually be enacted, the Company believes it is too early to ascertain their impact.

RISK-TO-CAPITAL RATIO

Regulators specifically limit the amount of insurance risk that may be written by PMI to a multiple of 25 times PMI's statutory capital (which includes the contingency reserve). Other factors affecting PMI's risk-to-capital ratio include: (i) regulatory review and oversight by the State of Arizona, PMI's state of domicile for insurance regulatory purposes; (ii) limitations under the Runoff Support Agreement discussed below, which prohibit PMI from paying any dividends if, after the payment of any such dividend, PMI's risk-to-capital ratio would equal or exceed 23 to 1, (iii) TPG's credit agreements, and (iv) TPG's and PMI's credit or claims-paying ability ratings.

Significant losses could cause a material reduction in statutory capital, causing an increase in the risk-to-capital ratio and thereby limit PMI's ability to write new business. The inability to write new business could materially adversely affect the Company's financial condition and results of operations.

CONTINUING RELATIONSHIPS WITH ALLSTATE AND AFFILIATES

Historically, Allstate provided capital and other business support services to PMI pursuant to a variety of contractual arrangements with PMI and TPG. Pursuant to the Runoff Support Agreement with Allstate, if PMI's risk-to-capital ratio exceeds 23 to 1, Allstate will have certain limited rights and obligations to pay amounts with respect to claims under PMI policies in effect prior to the effective date of the Runoff Support Agreement (or to contribute capital to TPG or to PMI for such purpose). In 1993, PMI entered into a reinsurance agreement with Forestview, a wholly-owned subsidiary of Allstate, whereby Forestview agreed to reinsure all liabilities (net of amounts collected from third party reinsurers) in connection with PMI's mortgage pool insurance business in exchange for premiums received. In 1994, Forestview also agreed to assume PMI's mortgage pool insurance business upon receipt of all required regulatory approvals. Significant claims have been paid on the policies covered by the reinsurance agreement which, amounts have been reimbursed by Forestview to PMI. It is anticipated that additional significant claims will be paid in 1997 and beyond.

Due to the complex nature of numerous arrangements between Allstate and the Company, Allstate has the ability to influence the policies and affairs of the Company. The failure of Allstate to maintain its contractual commitments to the Company could have a material adverse impact on the Company's financial condition and results of operations.


THE PMI GROUP, INC. AND SUBSIDIARIES                                     PAGE 41

CONSOLIDATED STATEMENTS OF
O P E R A T I O N S

                                                                                        YEAR ENDED DECEMBER 31,
(IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)                                          1996            1995            1994
---------------------------------------------------------------------------- -------------- --------------- ---------------
REVENUES                Premiums earned                                         $  412,738      $  328,756      $  296,345
                        Investment income, less investment expense                  67,442          62,041          56,774
                        Realized capital gains, net                                 14,296          11,934           3,064
                        Other income                                                 6,948           2,309           3,802
                                                                             -------------- --------------- ---------------
                             TOTAL REVENUES                                        501,424         405,040         359,985
                                                                             -------------- --------------- ---------------

LOSSES AND              Losses and loss adjustment expenses                        152,409         112,837         103,907
EXPENSES                Underwriting and other operating expenses                  126,002         111,662         117,527
                        Interest expense                                               907              --              --
                                                                             -------------- --------------- ---------------
                             TOTAL LOSSES AND EXPENSES                             279,318         224,499         221,434
                                                                             -------------- --------------- ---------------

                        INCOME BEFORE INCOME TAXES                                 222,106         180,541         138,551

                        INCOME TAX EXPENSE                                          64,188          45,310          32,419
                                                                             -------------- --------------- ---------------

                        NET INCOME                                              $  157,918      $  135,231      $  106,132
                                                                             ============== =============== ===============
INCOME PER
SHARE                   NET INCOME                                           $        4.51   $        3.85   $        3.03
                                                                             ============== =============== ===============

                        WEIGHTED AVERAGE SHARES OUTSTANDING                         35,040          35,122          35,000
                                                                             ============== =============== ===============

                    See notes to consolidated financial statements


PAGE 42                                     THE PMI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED
B A L A N C E    S H E E T S

                                                                                                AS OF DECEMBER 31,
(DOLLARS IN THOUSANDS)                                                                           1996                  1995
------------------------ ------------------------------------------------------------- --------------- ---------------------
ASSETS                   Investments
                             Available for sale, at market
                                 Fixed income securities (amortized
                                   cost $1,042,570 and $867,705)                         $  1,085,514            $  928,773
                                 Equity securities
                                   Common (cost $77,775 and $85,088)                          112,583               110,843
                                   Preferred (cost $305 and $438)                                 388                   505
                             Common stock of affiliate, at underlying book value               11,385                10,541
                             Short-term investments                                            81,876                82,310
                                                                                       --------------- ---------------------
                                   Total investments                                        1,291,746             1,132,972
                         Cash                                                                   6,592                 3,654
                         Accrued investment income                                             19,439                18,367
                         Reinsurance recoverable and prepaid premiums                          83,379                78,007
                         Receivable from affiliates                                            10,525                 7,579
                         Receivable from Allstate                                              16,822                14,733
                         Deferred policy acquisition costs                                     31,633                22,986
                         Property and equipment, net                                           22,519                17,574
                         Other assets                                                          27,264                 8,568
                                                                                       --------------- ---------------------
                                   TOTAL ASSETS                                          $  1,509,919          $  1,304,440
                                                                                       =============== =====================

LIABILITIES              Reserve for losses and loss adjustment expenses                $     199,774         $     192,087
                         Unearned premiums                                                    116,951               140,322
                         Long-term debt                                                        99,342                    --
                         Reinsurance balances payable                                          13,295                18,741
                         Deferred income taxes                                                 50,786                52,130
                         Other liabilities and accrued expenses                                42,909                30,657
                                                                                       --------------- ---------------------
                                   TOTAL LIABILITIES                                          523,057               433,937
                                                                                       --------------- ---------------------

                         Commitments and contingent liabilities (Note 10)                          --                    --

SHAREHOLDERS'            Preferred stock - $.01 par value; 5,000,000 shares                        --                    --
                         authorized
EQUITY                    Common stock - $.01 par value; 125,000,000 shares
                             authorized; 35,047,619 and 35,011,494 shares issued                  350                   350
                         Additional paid-in capital                                           258,059               256,507
                         Unrealized net gains on investments                                   50,709                56,761
                         Retained earnings                                                    707,885               556,969
                                                                                       --------------- ---------------------
                                                                                            1,017,003               870,587
                         Less cost of treasury shares (537,800 and 2,000 shares
                             at cost)                                                          30,141                    84
                                                                                       --------------- ---------------------
                                   TOTAL SHAREHOLDERS' EQUITY                                 986,862               870,503
                                                                                       --------------- ---------------------

                                   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY            $  1,509,919          $  1,304,440
                                                                                       =============== =====================

                See notes to consolidated financial statements.


THE PMI GROUP, INC. AND SUBSIDIARIES                                     PAGE 43

                           CONSOLIDATED STATEMENTS OF
                      S H A R E H O L D E R S' E Q U I T Y

                                                                                            YEAR ENDED DECEMBER 31,
(DOLLARS IN THOUSANDS)                                                                  1996         1995          1994
----------------------------------------------------------------------------------- ------------ ------------- -------------
PREFERRED      Preferred stock - $.01 par value; 5,000,000 shares
STOCK              authorized                                                          $        --  $         --   $        --
                                                                                       ------------ ------------- -------------

COMMON         Common stock - $.01 par value; 125,000,000 shares
STOCK              authorized, 35,047,619, 35,011,494 and 35,000,000
                   shares issued                                                               350           350            350
                                                                                       ------------ ------------- -------------

ADDITIONAL     Balance, beginning of year                                                 256,507        256,163        198,163
PAID-IN        Stock grants and exercise of stock options                                   1,552            344            --
CAPITAL        Capital contributions from Allstate                                             --             --         58,000
                                                                                       ------------ ------------- -------------
                   Balance, end of year                                                   258,059        256,507        256,163
                                                                                       ------------ ------------- -------------

UNREALIZED     Balance, beginning of year                                                   56,761         3,676         55,930
NET GAINS ON   Change in unrealized net gains on investments                               (6,052)        53,085        (52,254)
                                                                                       ------------ ------------- -------------
INVESTMENTS        Balance, end of year                                                     50,709        56,761          3,676
                                                                                       ------------ ------------- -------------

RETAINED       Balance, beginning of year                                                  556,969       426,989        320,857
EARNINGS       Net income                                                                  157,918       135,231        106,132
               Dividends declared                                                           (7,002)       (5,251)           --
                                                                                       ------------ ------------- -------------
                   Balance, end of year                                                    707,885       556,969        426,989
                                                                                        ------------ ------------- ------------

TREASURY       Balance, beginning of year                                                      (84)            --            --
STOCK          Purchases of THE PMI Group, Inc. common stock                               (30,057)           (84)           --
                                                                                        ------------ ------------- ------------
                   Balance, end or year                                                    (30,141)           (84)           --
                                                                                        ------------ ------------- ------------
                TOTAL SHAREHOLDERS' EQUITY                                              $  986,862    $   870,503    $  687,178
                                                                                        ============ ============= ============

                See notes to consolidated financial statements.


PAGE 44                                     THE PMI GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF
C A S H F L O W S

                                                                                             YEAR ENDED DECEMBER 31,
(IN THOUSANDS}                                                                           1996         1995          1994
------------------------------------------------------------------------------------ ------------- ------------ -------------
CASH           Net income                                                              $  157,918   $   135,231   $ 106,132
FLOWS          Reconciliation of net income to net cash provided by operating
FROM             activities
OPERATING           Realized capital gains, net                                           (14,296)      (11,934)     (3,064)
ACTIVITIES          Equity in (earnings) loss of affiliate                                   (192)          605         448
                    Depreciation and amortization                                           3,283         5,155       4,905
                    Changes in
                        Reserve for losses and loss adjustment expenses                     7,687        18,202      38,414
                        Unearned premiums                                                 (23,371)      (16,699)    (20,644)
                        Deferred policy acquisition costs                                  (8,647)        2,616       3,412
                        Accrued investment income                                          (1,072)       (1,265)     (1,178)
                        Reinsurance balances payable                                       (5,446)        6,126        (153)
                        Reinsurance recoverable and prepaid premiums                       (5,372)      (17,328)    (14,240)
                        Income taxes                                                        1,915        12,549       6,309
                        Receivable from affiliates                                         (2,946)       12,330     (11,868)
                        Receivable from/payable to Allstate                                (2,089)      (47,111)      3,988
                        Other                                                              (5,566)        1,554       3,192
                                                                                        ------------- ------------ -------------
                          NET CASH PROVIDED BY OPERATING ACTIVITIES                       101,806       100,031     115,653
                                                                                        ------------- ------------ -------------
CASH           Proceeds from sales of equity securities                                    97,104        56,163      29,844
FLOWS          Investment collections of fixed-income securities                           32,595        67,697      60,784
FROM           Proceeds from sales of fixed-income securities                             211,945           --          --
INVESTING      Investment purchases
ACTIVITIES          Fixed-income securities                                              (415,162)     (168,641)   (136,036)
                    Equity securities                                                     (77,634)      (56,078)    (43,042)
               Net (increase) decrease in short-term investments                              434         4,700     (72,164)
               Purchase of common stock of affiliate                                           --            --      (9,299)
               Investment in affiliate                                                     (1,350)       (1,848)         --
               Purchase of property and equipment                                         (10,213)       (6,368)     (8,723)
                                                                                     ------------- ------------ -------------
                        NET CASH USED IN INVESTING ACTIVITIES                            (162,281)     (104,375)   (178,636)
                                                                                      ------------- ------------ -------------
CASH           Issuance of long-term debt                                                  99,337            --         --
FLOWS          Proceeds from exercise of stock options                                      1,135           170         --
FROM           Dividends paid to shareholders                                              (7,002)       (3,500)        --
FINANCING      Purchases of The PMI Group, Inc. common stock                              (30,057)          (84)        --
ACTIVITIES     Capital contributions from Allstate                                             --            --      58,000
                                                                                     ------------- ------------ -------------
                        NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                63,413        (3,414)     58,000
                                                                                     ------------- ------------ -------------
                        NET INCREASE (DECREASE) IN CASH                                     2,938        (7,758)     (4,983)
                        CASH AT BEGINNING OF YEAR                                           3,654        11,412      16,395
                                                                                     ------------- ------------ -------------
                        CASH AT END OF YEAR                                          $     6,592   $      3,654  $   11,412
                                                                                     ============= ============ =============


                See notes to consolidated financial statements


THE PMI GROUP, INC. AND SUBSIDIARIES                                     PAGE 45

                                 [Blank Page]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(YEARS ENDED DECEMBER 31, 1994 THROUGH 1996)

NOTE 1.  BASIS OF PRESENTATION

BASIS OF PRESENTATION. The accompanying consolidated financial statements include the accounts of The PMI Group, Inc. ("TPG"), its wholly owned subsidiaries, PMI Mortgage Insurance Co. ("PMI"), Residential Guaranty Co. ("RGC"; formerly PMI Reinsurance Co.), American Pioneer Title Insurance Company ("APTIC") and PMI Mortgage Guaranty Co. ("PMG"), and PMI's wholly owned subsidiaries PMI Mortgage Services Co. ("MSC") and PMI Securities Co., collectively referred to as the "Company". All material intercompany transactions and balances have been eliminated in consolidation.

FORMATION OF COMPANY. TPG was incorporated in December 1993. After obtaining the required regulatory approvals, on November 28, 1994, Allstate Insurance Company ("Allstate") contributed all of the outstanding common stock of PMI to TPG. Allstate had previously been the direct owner of all of the common stock of PMI. Allstate is a wholly owned subsidiary of The Allstate Corporation ("Allstate Corp.").

On April 18, 1995, Allstate, which had been the sole shareholder of the Company, sold 24.5 million shares of the Company's common stock, representing 70% of the outstanding shares of common stock, for approximately $784.0 million (net of related underwriting discount) in an underwritten public offering registered under the Securities Act of 1933. Concurrent with the stock offering, Allstate Corp. sold a new issue of 6.76% exchangeable notes due in 1998. The notes are mandatorily exchangeable at maturity into substantially all of the remaining outstanding shares of the common stock of the Company owned by Allstate after completion of the public offering (subject to Allstate Corp.'s right to deliver cash in lieu of such shares). As a result, Allstate Corp. will continue to own, directly or indirectly, 30% of the Company's common stock until the notes are exchanged, at which time Allstate's ownership could be significantly reduced or eliminated.

In connection with the public offering of the Company's common stock, the Company increased the number of shares of common stock outstanding to 35 million through a stock split effected as a stock dividend on February 27, 1995. Accordingly, earnings per share has been calculated based on 35 million shares outstanding for 1994.

NOTE 2.  BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS. The Company, through PMI, primarily writes residential mortgage guaranty insurance ("primary insurance"). In addition, the Company writes title insurance through APTIC. Primary insurance provides protection to mortgage lenders against losses in the event of borrower default and assists lenders in selling mortgage loans in the secondary market. Title insurance protects the insured party against losses resulting from title defects, liens and encumbrances existing as of the effective date of the policy.

BASIS OF ACCOUNTING. The financial statements have been prepared on the basis of generally accepted accounting principles ("GAAP") which vary from statutory accounting practices prescribed or permitted by insurance regulatory authorities (see Note 12). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVESTMENTS. The Company has designated its entire portfolio of fixed-income and equity securities as available for sale. Such securities are carried at market value with unrealized gains and losses, net of deferred income taxes, reported as a separate component of shareholders' equity.


THE PMI GROUP, INC. AND SUBSIDIARIES                                     PAGE 47

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(YEARS ENDED DECEMBER 31, 1994 THROUGH 1996)

In September 1994, PMI acquired 45% of the common stock of CMG Mortgage Insurance Company ("CMG") from CUNA Mutual Investment Corp. ("CMIC"). CMIC continues to own the remaining 55% of the common stock of CMG. Such affiliated investment is reported in accordance with the equity method of accounting.

Investment income consists primarily of interest and dividends. Interest is recognized on an accrual basis and dividends are recorded on the date of declaration. Realized capital gains and losses are determined on a specific-identification basis.

PROPERTY AND EQUIPMENT. Property and equipment (including software) is carried at cost less accumulated depreciation. The Company provides for depreciation utilizing the straight-line method over the estimated useful lives of the assets, generally 3 to 10 years for equipment and 40 years for real property. Accumulated depreciation on property and equipment was $28.0 million and $23.2 million at December 31, 1996 and 1995, respectively.

INSURANCE ACCOUNTING. Primary insurance policies are contracts that are non-cancelable by the insurer, are renewable at a fixed price at the insured's option, and provide for the payment of premiums on a single, annual or monthly payment basis. Upon renewal by the insured, the Company is not able to re-underwrite or re-price its policies. Premiums written on a single premium and an annual premium basis are initially deferred as unearned premiums and earned over the policy term. Premiums written on policies covering more than one year (single premium plans) are amortized over the policy life in relation to the expiration of risk. Premiums written on annual payment policies are earned on a monthly pro-rata basis. Premiums written on monthly payment policies are earned in the period to which they relate. Title insurance premiums are recognized as revenue on the effective date of the title insurance policy. Fee income of the non-insurance subsidiaries is earned as the services are provided.

Certain costs of acquiring insurance business, including compensation, premium taxes and other underwriting expenses, are deferred, to the extent recoverable, and amortized to expense as the related premiums are earned. Policy acquisition costs amortized to expense in the years ended December 31, 1996, 1995 and 1994 were $48.3 million, $52.9 million and $48.1 million, respectively.

The reserve for losses and loss adjustment expenses is the estimated cost of settling claims related to notices of default on insured loans that have been reported to the Company as well as loan defaults that have occurred but have not been reported. Estimates are based on an evaluation of claim rates, claim amounts, and salvage recoverable. Reserves for title insurance claims are based on estimates of the amounts required to settle such claims, including expenses for defending claims for which notice has been received and an amount estimated for claims not yet reported.

Management believes that the reserve for losses and loss adjustment expenses at December 31, 1996 is appropriately established in the aggregate and is adequate to cover the ultimate net cost of reported and unreported claims arising from losses which had occurred by that date. The establishment of appropriate reserves is an inherently uncertain process. Such reserves are necessarily based on estimates and the ultimate net cost may vary from such estimates. These estimates are regularly reviewed and updated using the most current information available. Any resulting adjustments, which may be material, are reflected in current operations.

INCOME TAXES. The Company accounts for income taxes using the liability method, whereby deferred tax assets and liabilities are recorded based on the difference between the financial statement and tax bases of assets and liabilities at the currently enacted tax rates. The principal assets and liabilities giving rise to such differences are presented in Note 6.

CONCENTRATION OF RISK. A substantial portion of PMI's business is generated within the state of California. Of new insurance written for the year ended December 31, 1996, California accounted for 20.7%. Also, at December 31, 1996, California's book of business represented 22.0% of total risk in force.


PAGE 48                                     THE PMI GROUP, INC. AND SUBSIDIARIES

STOCK-BASED COMPENSATION. The Company accounts for stock-based awards to employees and directors using the intrinsic value method in accordance with Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees (see Note 11).

RECLASSIFICATION. Certain prior year amounts have been reclassified to conform to current year presentation.


NOTE 3.  INVESTMENTS

 MARKET VALUES.  The amortized cost and estimated market values for fixed-income securities are shown below (in thousands):

                                                                        GROSS UNREALIZED
                                            AMORTIZED                   ----------------                      MARKET
                                              COST                   GAINS            (LOSSES)                VALUE
                                        -------------          -------------        -------------            --------------
At December 31, 1996
  U. S. government and agencies         $      89,131          $         588        $      (1,129)           $       88,590
  Municipals                                  831,213                 48,021               (4,233)                  875,001
  Corporate bonds                             121,990                    424                 (749)                  121,665
  Redeemable preferred stock                      236                     22                   --                       258
                                        -------------          -------------        -------------            --------------
       Total                            $   1,042,570          $      49,055        $      (6,111)           $    1,085,514
                                        =============          =============        =============            ==============

At December 31, 1996
  U. S. government and agencies         $       5,302          $         877        $          --            $        6,179
  Municipals                                  861,634                 61,256               (1,083)                  921,807
  Redeemable preferred stock                      769                     18                   --                       787
                                        -------------          -------------        -------------            --------------
       Total                            $     867,705          $      62,151        $      (1,083)           $      928,773
                                        =============          =============        =============            ==============

SCHEDULED MATURITIES. The scheduled maturities for fixed-income securities were as follows at December 31, 1996 (in thousands):

                                                                                  AMORTIZED                  MARKET
                                                                                     COST                    VALUE
                                                                                -------------            --------------
Due in one year or less                                                         $      37,484            $       38,017
Due after one year through five years                                                 254,572                   265,367
Due after five years through ten years                                                209,967                   217,102
Due after ten years through twenty years                                              460,269                   482,443
Due after twenty years                                                                 80,278                    82,585
                                                                                -------------            --------------
        Total                                                                   $   1,042,570           $     1,085,514
                                                                                =============            ==============

Actual maturities may differ from those scheduled as a result of calls by the issuers prior to maturity.

INVESTMENT CONCENTRATION AND OTHER ITEMS. The Company maintains a diversified portfolio of municipal bonds. At December 31, the following states represented the largest concentrations in the portfolio (expressed as a percentage of the carrying value of all municipal bond holdings).
Holdings in no other state exceed 5.0% of the portfolio at December 31 for the respective years.

                                1996    1995
                                ----    ----
Texas                           17.3%   17.4%
Illinois                        14.2    15.7
Washington                      10.4     9.2
Indiana                         10.0    10.0
California                       9.4     7.2
Massachusetts                    5.3     3.5
Pennsylvania                     3.9     5.0


At December 31, 1996, fixed-income securities with a market value of $9.7 million were on deposit with regulatory authorities as required by law.


THE PMI GROUP, INC. AND SUBSIDIARIES                                     PAGE 49

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(YEARS ENDED DECEMBER 31, 1994 THROUGH 1996)

UNREALIZED NET GAINS ON INVESTMENTS.

Unrealized net gains on investments included in shareholders' equity at December 31, 1996, are as follows (in thousands):


                                                                              GROSS UNREALIZED             NET
                                                            MARKET         ------------------------     UNREALIZED
                                             COST            VALUE           GAINS        (LOSSES)        GAINS
                                         -----------      -----------      ---------     ----------     ----------
Fixed income securities                  $ 1,042,570       $ 1,085,514      $ 49,055       $ (6,111)     $ 42,944
Common stocks                                 77,775           112,583        35,588           (779)       34,809
Preferred stocks                                 305               388            82             --            82
Investment in affiliate                       11,200            11,385           185             --           185
                                         -----------       -----------      --------      ---------      --------
    Total                                $ 1,131,850       $ 1,209,870      $ 84,910      $  (6,890)       78,020
                                         ===========       ===========      ========      =========        27,311
    Less deferred income taxes                                                                           --------
    Total                                                                                                $ 50,709
                                                                                                         ========

The difference between cost and market value of the investment in affiliate reflects net unrealized gains on the affiliate's investment portfolio. The stated market value does not necessarily represent the fair value of the affiliate's common stock held by the Company.

The change in net unrealized gains, net of deferred income taxes, for fixed income securities and equity securities are as follows (in thousands):


                               1996             1995           1994
                            ----------        --------      ---------
Fixed income securities     $ (11,777)        $ 42,065      $ (49,976)
Equity securities               5,895           10,729         (2,278)
Investment in affiliate          (170)             291             --
                            ----------        --------      ---------
  Total                     $  (6,052)        $ 53,085      $ (52,254)
                            ==========        ========      =========


INVESTMENT INCOME. Investment income by investment type is as follows (in thousands):

                                               1996       1995      1994
                                             --------   --------  --------
Fixed income securities                      $ 63,715   $ 56,259  $ 52,921
Equity securities                               2,136      2,625     2,117
Common stock of affiliate                         192       (605)     (448)
Short-term                                      2,119      5,030     3,226
                                             --------   --------  --------
 Investment income, before expenses            68,162     63,309    57,816
 Less investment expense                          720      1,268     1,042
                                             --------   --------  --------
 Investment income, less investment expense  $ 67,442   $ 62,041  $ 56,774
                                             ========   ========  ========


REALIZED CAPITAL GAINS AND LOSSES. Net realized capital gains on investments are as follows (in thousands):

                                                 1996       1995      1994
                                               --------   --------  --------
Fixed income securities                        $  2,072   $  1,381  $  1,282
Equity securities                                12,024     10,555     1,786
Short-term                                          200         (2)      (4)
                                               --------   --------  --------
 Realized capital gains -- net, before taxes     14,296     11,934     3,064
 Less income taxes                                5,004      4,177     1,072
                                               --------   --------  --------
 Realized capital gains, net of taxes          $  9,292   $  7,757  $  1,992
                                               ========   ========  ========


Gross realized capital gains and losses on investments are as follows (in thousands):

                                          1996            1995            1994
                                          ----            ----            ----
Gross realized capital gains            $ 19,842        $ 13,306        $ 4,793
Gross realized capital losses             (5,546)         (1,372)        (1,729)
                                        --------        --------        -------
 Net realized capital gains             $ 14,296        $ 11,934        $ 3,064
                                        ========        ========        =======


PAGE 50                                     THE PMI GROUP, INC. AND SUBSIDIARIES

NOTE 4.  LOSS RESERVES

The following table is a reconciliation of the beginning and ending reserve for losses and loss adjustment expenses for each of the last three years (in thousands):
                                                                              1996               1995              1994
                                                                              ----               ----              ----
Balance, January 1                                                       $     192,087    $      173,885    $     135,471
Less reinsurance recoverable                                                    17,899            17,569           12,649
                                                                         -------------    --------------    -------------
Net balance, January 1                                                         174,188           156,316          122,822
                                                                         -------------    --------------    --------------
Losses and loss adjustment expenses, principally in respect
  of defaults occurring in
     Current year                                                              161,740           133,536          121,464
     Prior years                                                                (9,331)          (20,699)         (17,557)
                                                                         -------------    --------------    -------------
          Total losses and loss adjustment expenses                            152,409           112,837          103,907
                                                                         -------------    --------------    --------------
Losses and loss adjustment expense payments, principally
  in respect of defaults occurring in
     Current year                                                               23,353            16,180           13,651
     Prior years                                                               108,757            78,785           56,762
                                                                         -------------    --------------    -------------
          Total payments                                                       132,110            94,965           70,413
                                                                         -------------    --------------    -------------
Net balance, December 31                                                       194,487           174,188          156,316
Plus reinsurance recoverable                                                     5,287            17,899           17,569
                                                                         -------------    --------------    -------------
Balance, December 31                                                     $     199,774    $      192,087    $     173,885
                                                                         =============    ==============    ==============

As a result of changes in estimates of ultimate losses resulting from insured events in prior years, the provision for losses and loss adjustment expenses (net of reinsurance recoverable) decreased by $9.3 million, $20.7 million and $17.6 million in 1996, 1995 and 1994, respectively, due primarily to lower-than-anticipated losses in California. Such re-estimates were based on management's analysis of various economic trends (including the real estate market and unemployment rates) and their effect on recent claim rate and claim severity experience.


NOTE 5.  REINSURANCE

PMI cedes reinsurance to reduce net risk in force to meet regulatory risk-to-capital requirements and to comply with the regulatory maximum policy coverage percentage limitation of 25%. Certain of the Company's reinsurance arrangements have adjustable features, including experience account refunds, which depend on the loss experience of the underlying business. While such estimates are based on the Company's actuarial analysis of the applicable business, the amounts the Company will ultimately recover could differ materially from amounts recorded in reinsurance recoverable. Reinsurance ceding arrangements do not discharge the Company from its obligations as the primary insurer.

Effective December 31, 1996 PMI terminated and commuted its reinsurance agreement with Centre Reinsurance Company of New York and Centre Reinsurance International Company. This commutation did not have a significant impact on the Company's results of operations.

In December 1993, the Company decided to cease


THE PMI GROUP, INC. AND SUBSIDIARIES                                     PAGE 51

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(YEARS ENDED DECEMBER 31, 1994 THROUGH 1996)


writing new business in its mortgage pool insurance business segment (except for honoring certain commitments in existence prior to the discontinuation of this business). Concurrently, the Company entered into a reinsurance agreement with Forestview Mortgage Insurance Co. ("Forestview"), a wholly owned subsidiary of Allstate, to cede all future mortgage pool net premiums and net losses from PMI to Forestview. As a result of this ceding agreement, the pool business had no significant impact on the Company's results of operations for the years ended December 31, 1996, 1995 and 1994. The Board of Directors of Allstate has resolved that Allstate will make capital contributions to Forestview as necessary to maintain Forestview's risk-to-capital ratio below 20.0 to 1. In accordance with accounting for discontinued operations, pool insurance assets (unpaid losses recoverable and paid claims receivable from reinsurers) and liabilities (loss reserves and premiums payable) have been netted in the accompanying consolidated balance sheets, resulting in a net receivable from reinsurers of $12.4 million and $4.8 million at December 31, 1996 and 1995, respectively. Gross pool reinsurance recoverables and receivables from Forestview and other reinsurers are as follows at December 31 (in thousands):

                                   1996            1995
                                   ----            ----
Forestview                      140,670         123,768
Other reinsurers                 39,322          53,135
                                -------         -------
    Total                       179,992         176,903
                                =======         =======





Reinsurance recoverable on paid primary losses from non-affiliated reinsurers was $5.3 million and $2.2 million at December 31, 1996 and 1995, respectively. Prepaid primary reinsurance premiums from non-affiliated reinsurers were $3.8 million and $17.4 million at December 31, 1996 and 1995, respectively.

The effects of reinsurance on the primary premiums written, premiums earned and losses and loss adjustment expenses of the Company's operations for the year ending December 31 are as follows (in thousands):

                                                                      1996          1995           1994
                                                                      ----          ----           ----
Premiums written
  Direct                                                         $   404,528    $   335,632    $    301,015
  Assumed                                                               (901)         3,010           3,819
  Ceded                                                                 (607)       (24,621)        (27,087)
                                                                 -----------    -----------    ------------
    Premiums written, net of reinsurance                         $   403,020    $   314,021    $    277,747
                                                                 ===========    ===========    ============

Premiums earned
  Direct                                                         $   425,831    $   352,459    $    321,477
  Assumed                                                                634          3,412           4,001
  Ceded                                                              (13,727)       (27,115)        (29,133)
                                                                 -----------    -----------    ------------
    Premiums earned, net of reinsurance                          $   412,738    $   328,756    $    296,345
                                                                 ===========    ===========    ============

Losses and loss adjustment expenses
  Direct                                                         $   157,203    $   128,607    $    117,672
  Assumed                                                               (267)           499             778
  Ceded                                                               (4,527)       (16,269)        (14,543)
                                                                 -----------    -----------    ------------
    Losses and loss adjustment expenses, net of reinsurance      $   152,409    $   112,837    $    103,907
                                                                 ===========    ===========    ============

NOTE: In the first quarter of 1996 a quota share reinsurance assumption agreement with Triad Guaranty Insurance Corporation was terminated.


PAGE 52                                     THE PMI GROUP, INC. AND SUBSIDIARIES

NOTE 6.  INCOME TAXES

The components of income tax expense are as follows (in thousands):

                                                            1996              1995             1994
                                                            ----              ----             ----
         Current                                    $          9,056  $        10,513  $          2,842
         Deferred                                             55,132           34,797            29,577
                                                     ----------------  ---------------  ----------------
              Total income tax expense              $         64,188  $        45,310  $         32,419
                                                     ================  ===============  ================


A reconciliation of the statutory federal income tax rate to the effective tax rate reported on income from operations before taxes is as follows:

                                                            1996               1995           1994
                                                            ----               ----           ----
          Statutory federal income tax rate                    35.0%             35.0%         35.0%
          Tax-exempt income                                    (7.1)             (9.5)        (11.9)
          State income tax (net)                                0.9               0.4           0.2
          Other                                                 0.1              (0.8)          0.1
                                                                ---              ----           ---
          Effective income tax rate                            28.9%             25.1%         23.4%
                                                               ====              ====          ====

On April 10, 1995 the Company and its subsidiaries separated from Allstate (See
Note 1). Effective April 11, 1995 the Company and its subsidiaries file a consolidated income tax return. Prior to that date the Company was part of the consolidated return of Sears, Roebuck and Co. ("Sears"), the former parent company of Allstate Corp. The Company's share of consolidated federal income tax liability prior to April 11, 1995 was determined under a tax sharing agreement as part of the Sears tax group. Under the tax sharing agreement, the Company has continuing rights and obligations to Allstate and Sears for the tax effect of any changes in taxable income relating to the periods during which the Company was part of the Sears tax group. At December 31, 1996 the Company had income taxes receivable of $16.8 million from Allstate related to the filing of an amended return for prior years.

Section 832(e) of the Internal Revenue Code permits mortgage guaranty insurers to deduct, within certain limitations, additions to statutory contingency reserves (see Note 12). This provision was enacted to enable mortgage guaranty insurers to increase statutory unassigned surplus through the purchase of non-interest bearing "tax and loss bonds" from the federal government. The tax and loss bonds purchased are limited to the tax benefit of the deduction for additions to the contingency reserves. The Company purchased tax and loss bonds of $50.4 million, $21.2 million and $19.3 million in 1996, 1995 and 1994, respectively.

The Company paid income taxes of $8.2 million, $28.4 million and $9.4 million in 1996, 1995 and 1994, respectively. Included in these amounts are federal income tax payments to Allstate under the tax sharing agreement of $0.7 million, $21.2 million and $8.6 million in 1996, 1995 and 1994, respectively.

The components of the deferred income tax assets and liabilities at December 31 are as follows (in thousands):

                                                                         1996                1995
                                                                         ----                ----
Deferred tax assets
  Discount on loss reserves                                              $     3,722         $     3,831
  Unearned premium reserves                                                    8,187               9,823
  Alternative minimum tax credit carryforward                                 10,453              10,026
  Pension costs                                                                2,586               1,724
  Other assets                                                                 4,258               3,217
                                                                         -----------         -----------
          Total deferred tax assets                                           29,206              28,621
                                                                         -----------         -----------
Deferred tax liabilities
  Statutory contingency reserves                                             (36,435)            (30,405)
  Policy acquisition costs                                                   (11,072)             (8,045)
  Unrealized net gains on investments                                        (27,311)            (30,577)
  Reinsurance                                                                     --              (7,751)
  Other liabilities                                                           (5,174)             (3,973)
                                                                         -----------         -----------
          Total deferred tax liabilities                                     (79,992)            (80,751)
                                                                         -----------         -----------
          Net deferred tax liability                                     $   (50,786)        $   (52,130)
                                                                         ===========         ===========

THE PMI GROUP, INC. AND SUBSIDIARIES                                     PAGE 53

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(YEARS ENDED DECEMBER 31, 1994 THROUGH 1996)


NOTE 7.  FINANCIAL INSTRUMENTS

In the normal course of business, the Company invests in various financial assets and incurs various financial liabilities. Carrying value approximates fair value for all financial assets and liabilities at December 31, 1996 and 1995. A number of the Company's significant assets and liabilities, including deferred policy acquisition costs, property and equipment, deferred income taxes and loss reserves, are not considered financial instruments.

NOTE 8.  BENEFIT PLANS

  PENSION PLANS

As of April 18, 1995 all full-time employees and certain part-time employees of the Company participate in The PMI Group, Inc. Retirement Plan (the "Plan"), a noncontributory defined benefit plan. Also, employees earning in excess of $150,000 per year participate in The PMI Group, Inc. Supplemental Employee Retirement Plan ("SERP"), a noncontributory defined benefit plan. Prior to April 18, 1995 the Company participated in the Allstate retirement plan ("Allstate Plan"), which was also a noncontributory defined benefit plan. Benefits under all three plans are based upon the employee's length of service, average annual compensation and estimated social security retirement benefits. Pension expense of $0.6 million and $2.6 million for the years ended December 31, 1995, and 1994, respectively, was allocated to the Company from the Allstate Plan based upon compensation. Information about the components of net periodic pension expense and the Allstate Plan's funded status is not available on a separate company basis.

The components of the net periodic cost of the Company's defined benefit pension plans for the year ended December 31, 1996 and the period April 18, 1995, through December 31, 1995, are as follows (in thousands):

                                                                        1996             1995
----------------------------------------------------------------- ----------------- ----------------
Service cost                                                                $3,282           $2,003
Interest on projected benefit obligation                                       484              175
Actual return on plan assets                                                  (219)              (4)
Net amortization  and deferral                                                  78               10
                                                                  ----------------- ----------------
    Net periodic pension cost                                               $3,625           $2,184
                                                                  ================= ================

The following lists the funded status of the pension plan as of December 31,
1996 and 1995 (in thousands):
                                                                        1996             1995
----------------------------------------------------------------- ----------------- ----------------
Actuarial present value of benefit obligations
       Vested                                                               $3,399           $1,991
       Non-vested                                                            1,370              842
                                                                  ----------------- ----------------
           Accumulated benefit obligation                                   $4,769           $2,833
                                                                  ================= ================
Projected benefit obligation                                                $6,658           $3,596
 Net assets available for benefits                                           2,896            1,097
                                                                  ----------------- ----------------
    Projected benefit obligation in excess of plan assets                    3,762            2,499
    Unrecognized net gain (loss)                                               581              (67)
                                                                  ----------------- ----------------
       Net pension liability                                                $4,343           $2,432
                                                                  ================= ================

The Company has accrued for the $4.3 million pension obligation as of December 31, 1996. The discount rates used in determining the actuarial present value of the projected benefit obligation and the pension expense were 7.5% and 7.0% for 1996 and 1995, respectively. The expected long-term rate of return on plan assets and the assumed rate of compensation increase was 8.5% and 5.5%, respectively, for both 1996 and 1995. Plan assets consist of fixed income and equity securities.

The Company provides certain health care and life insurance benefits for retired employees ("OPEB Plan"). Generally, qualified employees may become eligible for these benefits if they retire in accordance with the Company's established retirement policy and are continuously insured under


PAGE 54                                     THE PMI GROUP, INC. AND SUBSIDIARIES
the Company's group plans or other approved plans for 10 or more years prior to retirement. The Company shares the cost of the retiree medical benefits with retirees based on years of service with the Company's share being subject to a 5% limit on annual medical cost inflation after retirement. The Company's post-retirement benefit plans currently are not funded. The Company has the right to modify or terminate these plans.

The components of the net periodic post-retirement benefit cost of the Company's OPEB Plan for the year ended December 31, 1996 and the period April 18, 1995, through December 31, 1995, are as follows (in thousands):

                                                              1996                      1995
                                                              ----                      ----
Service cost                                               $        438                 $        226
Interest on projected benefit obligation                            235                          124
                                                           ------------                 ------------
      Net periodic post-retirement benefit cost            $        673                 $        350
                                                           ============                 ============

The following lists the funded status of the OPEB Plan as of December 31, 1996 and 1995 (in thousands):

                                                              1996                      1995
                                                              ----                      ----
Actuarial present value of
      benefit obligations
         Active employees eligible to retire               $        216                        $122
         Active employees ineligible to retire                    2,566                       2,728
                                                           ------------                       -----
Total accumulated post-retirement benefit
      obligation                                                  2,782                       2,850
Less unrecognized prior service cost                                304                         333
Unrecognized (gains) losses                                        (535)                        180
                                                           ------------                ------------
Accrued post-retirement benefit obligation                 $      3,013             $         2,337
                                                           ============             ===============

The discount rates for the beginning of the period were 7.0% and 7.5% for 1996 and 1995, respectively. The discount rates used at the end of the period were 7.5% and 7.0% in 1996 and 1995, respectively, which reflects the changes in high-quality investment-grade bond yields over the periods. The assumed health care trend rate used in measuring the accumulated post-retirement benefit obligation is 10.5% grading down to 5.0% over nine years. The effect of a one percentage point increase in the health care trend rate assumption would result in an increase of 23% in the accumulated post-retirement benefit obligation from $2.8 million to $3.4 million as of December 31, 1996.

SAVINGS AND PROFIT SHARING PLAN

As of April 18, 1995, employees of the Company were eligible to participate in The PMI Group, Inc. Savings and Profit Sharing Plan ("PMI Plan") covering both salaried and hourly employees. Eligible employees who participate in the PMI Plan receive, within certain limits, matching Company contributions. Costs relating to the PMI Plan amounted to $1.1 million and $0.8 million for 1996 and 1995, respectively.

NOTE 9.  DEBT AND CREDIT FACILITIES

  LONG-TERM DEBT

On November 15, 1996, the Company issued debt securities in the amount of $100.0 million (the "Notes"). The Notes are unsecured, no sinking fund is provided and the Notes are not redeemable prior to maturity. The Notes mature and are payable on November 15, 2006. Interest on the Notes is 6.75% and is payable semiannually. No interest payments were made during 1996.

  LINES OF CREDIT

On February 1 and 13, 1996, the Company executed separate line of credit agreements (the "Lines"), each in the amount of $25.0 million. The Lines have final maturities of January 2001 and December 2000 and commitment fees of 8.0 and 6.5 basis points, respectively. Both Lines may be used for general corporate purposes. There were no amounts outstanding on the Lines as of December 31, 1996. Interest paid on the Lines was $126,000 in the year ended December 31, 1996.


THE PMI GROUP, INC. AND SUBSIDIARIES                                     PAGE 55

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(YEARS ENDED DECEMBER 31, 1994 THROUGH 1996)


NOTE 10. COMMITMENTS AND CONTINGENT LIABILITIES

  LEASES

The Company leases certain office facilities and equipment. Minimum rental commitments under non-cancelable operating leases with a remaining term of more than one year as of December 31, 1996, are as follows (in thousands):

                   Year ending December 31:
                     1997                                          $       5,750
                     1998                                                  4,708
                     1999                                                  2,936
                     2000                                                    465
                     2001                                                    145
                                                                   -------------
                         Total                                     $      14,004
                                                                   =============

Total rent expense for all leases was $7.4 million, $6.2 million and $4.8 million in 1996, 1995 and 1994, respectively.

  LEGAL PROCEEDINGS

Various legal actions and regulatory reviews are currently pending that involve the Company and specific aspects of its conduct of business. In the opinion of management, the ultimate liability in one or more of these actions is not expected to have a material effect on the financial condition or results of operations of the Company.

NOTE 11.  DIVIDENDS AND SHAREHOLDERS' EQUITY

  DIVIDENDS

The ability of the Company to pay dividends is dependent on business conditions, income, cash requirements of the Company, receipt of dividends from PMI and other relevant factors. PMI's ability to pay dividends to TPG is limited under Arizona law. The payment of dividends by PMI without the prior approval of the Arizona state insurance department is limited to formula amounts based on net income, net investment income, and capital and surplus, including unassigned surplus, determined in accordance with statutory accounting practices, as well as the timing and amount of dividends paid in the preceding twelve months. Limitations on PMI's risk-to-capital ratio also effectively limit PMI's ability to pay dividends because the payment of dividends reduces statutory capital. Various state regulatory authorities impose a limitation that the risk-to-capital ratio may not exceed 25 to 1. In addition, under a certain support agreement with Allstate, PMI is prohibited from paying any dividend that would cause its risk-to-capital ratio to equal or exceed 23 to 1 (see Note 14). Under the most restrictive dividend limitations, the maximum amount of dividends that PMI can distribute to TPG at December 31, 1996, without prior regulatory approval is $30.7 million. PMI's dividend restrictions have not had, and are not expected to have, an impact on TPG's ability to meet its cash obligations.

PREFERRED STOCK

The Company's restated certificate of incorporation authorizes the Board of Directors to issue up to 5,000,000 shares of preferred stock of TPG in classes or series and to fix the designations, preferences, qualifications, limitations or restrictions of any class or series with respect to the rate and nature of dividends, the price and terms and conditions on which shares may be redeemed, the amount payable in the event of voluntary or involuntary liquidation, the terms and conditions for conversion or exchange into any other class or series of the stock, voting rights and other terms. The Company may issue, without the approval of the holders of common stock, preferred stock which has voting, dividend or liquidation rights superior to the common stock and which may adversely affect the rights of holders of common stock.

Pursuant to the Runoff Support Agreement (see Note 14), the Company has agreed that, in the event that Allstate makes a payment contemplated by the Allstate Support Agreements or the Runoff Support Agreement, Allstate will have the right to receive preferred stock of TPG or PMI with a liquidation preference equal to the amount of such payment. Such preferred stock will rank senior in right of payment to the issuer's common stock and, so long as such preferred stock is outstanding, the issuer thereof will be prohibited from paying any dividends or making any other distributions on its common stock.


PAGE 56                                     THE PMI GROUP, INC. AND SUBSIDIARIES

  EQUITY INCENTIVE PLAN AND DIRECTORS PLAN

During 1996, the Company amended and restated The PMI Group, Inc. Equity Incentive Plan (the "Equity Incentive Plan") and The PMI Group, Inc. Stock Plan for Non-Employee Directors (the "Directors Plan"). Pursuant to such plans, an aggregate of 1,500,000 shares of common stock was reserved for issuance to Directors, officers and, employees of TPG and its subsidiaries. The Equity Incentive Plan provides for awards of both non-qualified stock options and incentive stock options, stock appreciation rights, restricted stock subject to forfeiture and restrictions on transfer, and performance awards entitling the recipient to receive cash or common stock in the future following the attainment of performance goals determined by the Board of Directors. Generally, options are granted with an exercise price equal to the market value on the date of grant, expire ten years from the date of grant and have a three year vesting period. The Directors Plan provides that each director who is not an employee of the Company or any of its subsidiaries ("Non-Employee Director") will receive an annual grant of up to 300 shares of common stock and will receive stock options for 1,500 shares annually, after an initial option of up to 3,000 shares. The shares will be granted on June 1 of each year or as soon as administratively practicable after each anniversary of the Director's commencement of service.

The following is a summary of activity in the Equity Incentive Plan and the Directors Plan during 1996 and 1995:

                                                    1996                                        1995
                                    -------------------------------------        ------------------------------------
                                        SHARES           WEIGHTED AVERAGE           SHARES           WEIGHTED AVERAGE
                                     UNDER OPTION         EXERCISE PRICE         UNDER OPTION         EXERCISE PRICE
                                    -------------       -----------------       --------------      -----------------
Options outstanding at the
  beginning of year                  487,181                   $ 33.96                   --              $      --
Options granted                      105,100                     45.73              520,617                  33.96
Options exercised                    (33,526)                    33.85               (5,494)                 31.18
Options forfeited                    (20,151)                    33.95              (27,942)                 33.97
                                     -------                     -----              -------                  -----
Outstanding at end of year           538,604                    $ 36.40             487,181              $   33.96
                                     =======                     ======             =======                  =====
Weighted average remaining
   contractual life (in years)           8.3             $32.14 - $56.37                9.4          $32.14 - $34.00
Exercisable at year end              147,031                      33.55              21,859                  32.12
Reserved for future grants           916,376                                      1,001,325


As discussed in Note 2, the Company accounts for stock-based compensation under APB No. 25 and its related interpretations. Accordingly, no compensation cost has been recognized for the Equity Incentive Plan and the Directors Plan. Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation requires the disclosure of pro-forma net income and earnings per share had the Company adopted the fair value method as of the beginning of fiscal year 1995. Under SFAS No. 123, the fair value of stock based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly effect the calculated values. The Company's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: dividend yield range of .35% to .44% for the 1996 options and .42% for the 1995 options; expected volatility range of 21.08% to 23.12% for the 1996 options and 24.38% for the 1995 options; risk free interest rates of 5.40%, 5.83%, 6.51%, 6.53% and 6.54% for the 1996 options and 6.11% and 6.85% for the 1995 options; and an expected life of four years following vesting. Forfeitures are recognized as they occur. If the computed fair values of the 1996 and 1995 awards had been amortized to expense over the vesting period of the awards, the Company's net income would have been reduced to the pro forma amounts of $156.7 million and $134.3 million in 1996 and 1995, respectively, resulting in pro forma earnings per share of $4.47 and $3.82, respectively.


THE PMI GROUP, INC. AND SUBSIDIARIES                                     PAGE 57

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(YEARS ENDED DECEMBER 31, 1994 THROUGH 1996)

NOTE 12.  STATUTORY ACCOUNTING

The following table reconciles consolidated shareholders' equity at December 31, 1996 and 1995, and net income for each of the three years in the period ended December 31, 1996 as reported under GAAP to PMI statutory capital and policyholders' surplus and net income, determined in accordance with statutory accounting practices prescribed or permitted by insurance regulatory authorities (in thousands):

PMI's statutory capital and policyholders' surplus:                     1996              1995
                                                                        ----              ----
   Consolidated shareholders' equity as reported under GAAP            $ 986,862        $ 870,503
   Less non-PMI shareholder's equity                                      50,529           32,457
                                                                       ----------       ---------
   PMI shareholder's equity as reported under GAAP                       936,333          838,046
   Deferred policy acquisition costs                                     (31,633)         (22,986)
   Deferred income taxes                                                  37,643           32,052
   Net unrealized gains on fixed-income securities, net of tax           (30,149)         (41,774)
   Nonadmitted assets                                                     (6,153)         (16,172)
   Tax and loss bonds                                                     90,976           40,540
   Post-retirement benefits                                                4,552            3,193
   Investment in subsidiaries                                            (12,893)          (8,703)
   Other                                                                    (201)             (40)
                                                                       ---------        ---------
   PMI statutory capital                                                 988,475          824,156
   Contingency reserve                                                  (674,841)        (530,874)
                                                                       ---------        ---------
          PMI statutory policyholders' surplus                         $ 313,634        $ 293,282
                                                                       =========        =========

PMI's statutory net income:                                                        1996            1995              1994
                                                                                   ----            ----              ----
   Consolidated net income as reported under GAAP                               $157,918          $135,231         $106,132
   Less non-PMI net income                                                         7,557             2,195            1,597
                                                                                --------          --------         --------
   PMI net income as reported under GAAP                                         150,361           133,036          104,535
   Deferred policy acquisition costs                                              (8,647)            2,616            3,412
   Deferred income taxes                                                          52,845            34,298           29,963
   Investment in subsidiaries                                                      6,499             1,487              675
   Other                                                                           1,526             1,033              471
                                                                                --------          --------         --------
          PMI statutory net income                                              $202,584          $172,470         $139,056
                                                                                ========          ========         ========

Under statutory accounting practices, mortgage insurers are required to establish each year a contingency reserve equal to 50% of premiums earned in such year. Such amount must be maintained in the contingency reserve for 10 years after which time it is released to unassigned surplus. Prior to 10 years, the contingency reserve may be reduced with regulatory approval to the extent that losses in any calendar year exceed 35% of earned premiums for such year. Under GAAP, the contingency reserve is not required.

Under statutory accounting practices, insurance policy acquisition costs are charged against operations in the year incurred. Under GAAP, these costs are deferred and amortized as the related premiums are earned.

Statutory financial statements only include a provision for current income taxes due, and purchases of tax and loss bonds are accounted for as investments. GAAP financial statements provide for deferred income taxes, and purchases of tax and loss bonds are recorded as payments of current income taxes.

Under statutory accounting practices, certain assets, designated as nonadmitted assets, are charged directly against statutory surplus. Such assets are reflected on the GAAP financial statements.

Fixed-income investments classified as available for sale are carried at market value under GAAP and are generally reported at amortized cost for statutory purposes.

PAGE 58                                     THE PMI GROUP, INC. AND SUBSIDIARIES

NOTE 13.  BUSINESS SEGMENTS

The Company's two business segments are mortgage insurance ("MI"), including ancillary services, and title insurance ("Title"). Following is segment information as of and for the years ended December 31, 1996, 1995 and 1994 (in thousands):

                                        1996                            1995                             1994
                                        ----                            ----                             ----
                               MI         Title      Total       MI       Title      Total       MI       Title      Total
                            ---------   ---------- ---------- --------- ---------- ---------- ---------- --------- ----------
Revenues                   $   447,051    $54,373   $501,424  $363,718    $41,322   $405,040  $ 313,704   $46,281   $359,985
Income from operations
   before taxes                217,511      4,595    222,106   177,641      2,900    180,541    134,993     3,558    138,551
Net income                     154,914      3,004    157,918   133,196      2,035    135,231    103,819     2,313    106,132
Depreciation expense            4,467         801      5,268     5,151        875      6,026      4,784       694      5,478
Capital expenditures            9,710         503     10,213     5,833        535      6,368      7,683     1,040      8,723
Assets                      1,476,511      33,408  1,509,919  1,274,386    30,054  1,304,440  1,070,072    27,349  1,097,421

NOTE 14.  CAPITAL SUPPORT AGREEMENTS

PMI's claims-paying ratings from certain national rating agencies have, in the past, been based in significant part on various capital support commitments from Allstate and Sears ("Allstate Support Agreements"). On October 27, 1994, the Allstate Support Agreements were terminated with respect to policies issued after October 27, 1994, but continue in modified form (as so modified, the "Runoff Support Agreement") for policies written prior to such termination. Under the terms of the Runoff Support Agreement, Allstate may, at its option, either directly pay or cause to be paid, claims relating to policies written during the terms of the respective Allstate Support Agreements if PMI fails to pay such claims or, in lieu thereof, make contributions directly to PMI or TPG. In the event any amounts were so paid or contributed (which possibility management believes is remote), Allstate would receive subordinated debt or preferred stock of PMI or TPG in return.

The Runoff Support Agreement contains certain covenants, including covenants that (i) PMI will write no new business after its risk-to-capital ratio equals or exceeds 23 to 1; (ii) PMI will pay no dividends if, after the payment of any such dividend, PMI's risk-to-capital ratio would equal or exceed 23 to 1; and
(iii) on the date that any of the following events occur: (A) PMI's risk-to-capital ratio exceeds 24.5 to 1, (B) Allstate shall have paid any claims relating to PMI policies (directly to a policyholder or by paying an amount equal to such claims to PMI, or to TPG for contribution to PMI pursuant to the Runoff Support Agreement, (C) any regulatory order is issued restricting or prohibiting PMI from making full or timely payments under policies, PMI will transfer substantially all of its assets in excess of $50.0 million to a trust account established for the payment of claims.

On June 6, 1996, a CMG Capital Support Agreement was executed by PMI and CMIC whereby both parties agreed to contribute funds, subject to certain limitations, so as to maintain CMG's risk-to-capital ratio at or below 18.0 to 1. In addition, the agreement specifies that under certain circumstances, PMI and CMIC will contribute up to an additional $4.0 million and $4.8 million, respectively, to CMG, over and above obligations, net of prior contributions, of $13.2 million and $16.1 million, respectively, previously agreed to in a shareholder agreement dated September 8, 1994. At December 31, 1996 CMG's risk-to-capital ratio was
13.9 to 1.


THE PMI GROUP, INC. AND SUBSIDIARIES                                     PAGE 59

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(YEARS ENDED DECEMBER 31, 1994 THROUGH 1996)


NOTE 15.  QUARTERLY RESULTS (UNAUDITED)

                           FIRST QUARTER          SECOND QUARTER              THIRD QUARTER              FOURTH QUARTER
                           -------------          --------------              -------------              --------------
                          1996        1995        1996        1995         1996           1995          1996         1995
                          ----        ----        ----        ----         ----           ----          ----         ----
                                                       (In thousands, except per share data)
Revenues                 $115,906     $96,588    $119,056     $99,698       $127,450      $103,349      $139,012    $105,405
Net income                 36,990      29,855      41,220      36,421         41,280        35,115        38,428      33,840
Earnings per Share           1.05        0.85        1.17        1.04           1.18          1.00          1.10        0.96

NOTE 16.  SUBSEQUENT EVENT

On February 4, 1997, the Company, through a newly formed trust, privately issued $100.0 million 8.309% capital securities, Series A. Such securities are redeemable after February 1, 2007 at a premium and upon occurrence of certain tax events, and mature on February 1, 2027. The net proceeds, totaling $99.0 million, will be used for general corporate purposes, including common stock repurchases, acquisitions and additions to the investment portfolio. The capital securities were issued by PMI Capital I (the "Issuer Trust"). TPG owns all of the common securities of the Issuer Trust. The sole assets of the Issuer Trust consist of approximately $103.1 million principle amount of junior subordinated debentures (the "Debentures") issued by TPG to the Issuer Trust. The Debentures bear interest at the rate of 8.309% per annum and mature on February 1, 2027. Distributions on the capital securities occur on February 1 and August 1 of each year, commencing August 1, 1997. The obligations of the Company under the Debentures and a related guarantee and expense agreement constitute a full and unconditional guarantee by the Company of the Issuer Trust's obligations under the capital securities. The capital securities are subject to mandatory redemption under certain circumstances. The capital securities will be presented as a separate line item in the consolidated balance sheets of the Company, entitled "Company Obligated Mandatorily Redeemable Capital Securities of Subsidiary Trust Holding Solely Junior Subordinated Deferrable Interest Debentures of the Company". The Company will record distributions payable on the capital securities as interest expense in the consolidated statements of operations.


PAGE 60                                     THE PMI GROUP, INC. AND SUBSIDIARIES

R E P O R T  O F
M A N A G E M E N T

To the Shareholders of The PMI Group, Inc.

The consolidated financial statements of The PMI Group, Inc. and subsidiaries have been prepared by management and have been audited by the Company's independent auditors, Deloitte & Touche LLP, whose report appears on this page. Management is responsible for the consolidated financial statements, which have been prepared in conformity with generally accepted accounting principles and include amounts based on management's judgments.

Management is also responsible for maintaining internal control systems designed to provide reasonable assurance, at appropriate cost, that assets are safeguarded and that transactions are executed and recorded in accordance with established policies and procedures. The Company's systems are under continuing review and are supported by, among other things, business conduct and other written guidelines, an internal audit function and the selection and training of qualified personnel.

The Board of Directors, through its Audit Committee, oversees management's financial reporting responsibilities. The Audit Committee meets regularly with the independent auditors, representatives of management and the internal auditors to discuss and make inquiries into their activities. Both the independent auditors and the internal auditors have free access to the Audit Committee, with and without management representatives in attendance.


/s/ W. Roger Haughton
W. Roger Haughton
President and Chief Executive Officer
January 22, 1997

/s/ John M. Lorenzen, Jr.
John M. Lorenzen, Jr.
Executive Vice President and Chief Financial Office
January 22, 1997


R E P O R T  O F
I N D E P E N D E N T
A U D I T O R S

To the Board Of Directors and Shareholders of The PMI Group, Inc.

We have audited the accompanying consolidated balance sheets of The PMI Group, Inc. and subsidiaries (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The PMI Group, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP
-------------------------------


San Francisco, California
January 22, 1997
(February 4, 1997 as to Note 16)


THE PMI GROUP, INC. AND SUBSIDIARIES                                     PAGE 61

                                 [Blank page]

                                   [LOGO OF PMI BOARD OF DIRECTORS APPEARS HERE]


                                EDWARD M. LIDDY
                             Chairman of the Board
                              The PMI Group, Inc.
                     President and Chief Operating Officer
                           The Allstate Corporation



                                DONALD C. CLARK
                              Chairman (retired)
                         Household International, Inc.



                               W. ROGER HAUGHTON
                     President and Chief Executive Officer
                              The PMI Group, Inc.



                                WAYNE E. HEDIEN
                              Chairman (retired)
                           The Allstate Corporation



                               KENNETH T. ROSEN
                                   Chairman
            The Fisher Center for Real Estate and Urban Economics,
                      University of California, Berkeley



                               RICHARD L. THOMAS
                              Chairman (retired)
                         First Chicago NBD Corporation



                               MARY LEE WIDENER
                                   President
                Neighborhood Housing Services of America, Inc.





THE PMI GROUP, INC. AND SUBSIDIARIES                                     PAGE 63

OFFICERS

PMI Mortgage Insurance Co.
================================================================================

Home Office Operations

President and Chief Executive Officer
W. Roger Haughton*

Executive Vice Presidents
John M. Loremzen, Jr.*         Chief Financial Officer
Claude J. Seaman*              Insurance Operations
L. Stephen Smith*              Field Operations

Senior Vice Presidents
Victor J. Bacigalupi*          General Counsel and
                                Secretary

Richard D. Bryan*              Chief Information Officer
Bradley M. Shuster*            Treasurer and
                                Chief Investment Officer

Vice Presidents
Joanne M. Berkowitz            Credit Policy
W. Gene Campion                National Underwriting
Henry W. Hansen                Actuarial Services
Margaret M. Heater             Training and Development
David H. Katkov                Marketing
Juliette B. Madison            Community Outreach and
                                Industry Relations

Stanley M. Packura             Customer Technology
Lloyd A. Porter                Institutional Markets
Kathleen R. Schroeder          Claims and
                                Policy Servicing
William A. Seymore*            Controller
Arthur P. Slepian              Joint Venture Operations
Harvey W. Stverson             Management Information
                                Systems
James R. Wagner                National Accounts
Michael E. Warner              CMG Underwriting and
                                Operations
Phyllis A. Wilson*             Deputy General Counsel
                                and Assistant Secretary

Assistant Vice Presidents
Mark C. Berkowitz*             Investor Relations
Charles F. Broom*              Human Resources
John S. Wright                 Actuarial Services


Field Operations Vice Presidents

Eastern Division
Daniel R. Chatman              Sales
Kathleen A. Tufts              Underwriting

Central Division
John M. Parsley                Sales
Janet W. Parker                Underwriting

Western Division
Brad H. Seibel                 Sales
Mark D. Miller                 Underwriting

Home Office
Steven D. Packard              Field Operations




George G. Breed, one of the founding employees of PMI Mortgage Insurance Co., retired from the Company as of December 31, 1996. In his position as Senior Vice President, General Counsel and Secretary, he provided sound legal counsel and was instrumental in the success of The PMI Group, Inc.'s main subsidiary, PMI Mortgage Insurance Co. With his retirement from The PMI Group, Inc., he is wholeheartedly praised and thanked for a job well done, and we extend our best wishes for success in his future endeavors.


*Holds the same position with The PMI Group, Inc.




American Pioneer Title Insurance
Company
================================================================================

President and Chief Executive Officer
Roy W. Lassiter

Senior Vice Presidents
Barbara L. Allen               Marketing
George P. Daniels              General Counsel
Stephen T. Rumsey              Chief Financial Officer





PAGE 64                                       THE PMI GROUP,INC AND SUBSIDIARIES

Shareholders' Information


Corporate Headquarters

The PMI Group, Inc.
601 Montgomery Street
San Francisco, CA 94111
(800) 288-1970
Internet: www.pmigroup.com

Annual Meeting

All shareholders are cordially invited to attend the annual meeting of The PMI Group, Inc.

        Tuesday, May 13, 1997
        9:00 a.m.
        The PMI Group, Inc.
        Conference Center, 17th Floor
        601 Montgomery Street
        San Francisco, CA  94111

Form 10-K and Investor
Inquiries

Shareholders may receive, without charge, a copy of The PMI Group, Inc.'s Form 10-K filed with the Securities and Exchange Commission, for the year ended December 31, 1996, by contacting:

        Investor Relations
        The PMI Group, Inc.
        601 Montgomery Street
        San Francisco, CA 94111
        (800) 288-1970

Common Stock and
Dividend Information

1996
--------------------------------------------------------------------------------
                                                                       Dividends
Quarter             High              Low             Close            Declared
--------------------------------------------------------------------------------
First              51 3/4            41 1/2          43 5/8              .05
Second             46 1/4            40              42 1/2              .05
Third              54 3/8            39 7/8          53 1/8              .05
Fourth             60                52 1/8          55 3/8              .05


1995
--------------------------------------------------------------------------------
                                                                       Dividends
Quarter             High              Low             Close            Declared
--------------------------------------------------------------------------------
First                *                 *               *                  *
Second             45                36              43 3/8              .05
Third              48 1/8            42 1/4          47 3/8              .05
Fourth             53 1/2            40 3/4          45 1/4              .05

* The PMI Group, Inc. common stock began trading on April 11, 1995.


Stock price ranges are from the New York Stock Exchange Composite Listing. At March 3, 1997, there were approximately 30 shareholders of record and approximately 8,511 beneficial owners of shares held by brokers and fiduciaries.

Stock Exchange Listing

The PMI Group, Inc. is listed on the New York Stock Exchange and the Pacific Exchange under the trading symbol PMA.

Quarterly Information

The PMI Group, Inc. does not prepare or distribute a traditional quarterly report. However, the Company's quarterly earnings press releases and quarterly fact sheet are available upon request by calling (800) 288-1970 or by visiting our website. Press releases can be faxed to you. Call (800) 758-5804 and enter 706963.

Transfer Agent/
Shareholder Records

For information regarding individual stock records, dividend checks or stock certificates, please call (415) 954-9509, or write:

        ChaseMellon Shareholder Services
        Shareholder Relations
        85 Challenger Road
        Overpeck Centre
        Ridgefield Park, NJ 07660

Independent Auditors

Deloitte & Touche LLP
50 Fremont Street
San Francisco, CA 94105

Media Inquiries

Corporate Relations
The PMI Group, Inc.
601 Montgomery Street
San Francisco, CA 94111
(800) 876-4764

[LOGO OF PMI APPEARS HERE]


The PMI Group, Inc.
601 Montgomery Street
San Francisco, CA  94111
(800) 288-1970

The Board of Directors recommends a vote FOR Items 1 and 2. Unless contrary instructions are given below, this proxy will be voted in accordance with the recommendations of the Board of Directors.

                                                        Please mark your votes
                                                        as indicated in
                                                        this example [X]

FOR all nominees     WITHHOLD AUTHORITY                             YES   NO
    listed below     for all nominees        I PLAN TO ATTEND THIS  [_]   [_]
                     listed below             MEETING
     [_]                 [_]
                                                                   FOR  AGAINST
ITEM 1-ELECTION OF DIRECTORS               ITEM 2-RATIFICATION OF  [_]   [_]
James C. Castle         John D. Roach             APPOINTMENT OF
Donald C. Clark         Kenneth T. Rosen          INDEPENDENT       ABSTAIN
W. Roger Haughton       Richard L. Thomas         AUDITORS            [_]
Wayne E. Hedien         Mary Lee Widener
Edward M. Liddy

INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below

---------------------------------------------



Signature                             Signature                 Date
         -----------------------------         -----------------     -----------

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE


                        ANNUAL MEETING OF SHAREHOLDERS
                   ALL SHAREHOLDERS ARE CORDIALLY INVITED TO
                     ATTEND THE ANNUAL MEETING OF THE PMI
                      GROUP, INC.: TUESDAY, MAY 13, 1997
                                   9:00 A.M.
                              THE PMI GROUP, INC.
                         CONFERENCE CENTER, 17TH FLOOR
                             601 MONTGOMERY STREET
                            SAN FRANCISCO, CA 94111


WHETHER OR NOT YOU EXPECT TO ATTEND, TO ENSURE YOUR REPRESENTATION AT THE MEETING AND THE PRESENCE OF A QUORUM, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ATTACHED PROXY CARD PROMPTLY.

 PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                              THE PMI GROUP, INC.

        The undersigned hereby appoints W. Roger Haughton, Victor J. Bacigalupi and L. Stephen Smith proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote all the shares of Common Stock of The PMI Group, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of The PMI Group, Inc. to be held May 13, 1997 or any adjournment thereof as designated on the other side, and upon any and all such other matters as may properly come before the meeting.



      (Continued, and to be marked, dated and signed, on the other side)


-------------------------------------------------------------------------------

                             FOLD AND DETACH HERE